DATED

SHARE PURCHASE AGREEMENT

between

Kevin William Pratt and Elizabeth Mary Pratt

and

Marygold & Co. (UK) Limited

CONTENTS

CLAUSE

SCHEDULE

This agreement is dated the day of 2023

Parties

(1) Kevin William Pratt and Elizabeth Mary Pratt both of 4 Rake End Court, Hill Ridware, Rugeley, Staffordshire, WS15 3RW (together the **Seller**)

(2) Marygold & Co. (UK) Limited incorporated and registered in England and Wales with company number 13543393 whose registered office is at 18th & 19th Floors, 100 Bishopsgate, London, England, EC2N 4AG **(Buyer)**

BACKGROUND

(A) The Company is a private company limited by shares incorporated in England and Wales.

(B) The Company has an issued share capital of £119.00 divided into 119 Ordinary Shares, of £1.00 each all of which are issued and fully paid.

(C) Further particulars of the Company at the date of this agreement are set out in Schedule 3.

(D) The Seller is the owner, or are otherwise able to procure the transfer, of the legal and beneficial title to the number of Sale Shares.

(E) The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1. Interpretation

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the unaudited accounts of the Company for the accounting period ended on the Accounts Date, including the balance sheet as at the Accounts Date and the income statement for the year ended on the Accounts Date a copy of which is included in the Disclosure Bundle

Accounts Date: 30 April 2023

Business: the business carried on by the Company namely an independent financial advice business or any part of it.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer's Solicitors: Brendan O'Brien of Thomson Webb & Corfield 16 Union Road Cambridge CB2 1HE

CA 2006: the Companies Act 2006.

Claim: a claim for breach of any of the Warranties.

Company: STEP-BY-STEP FINANCIAL PLANNERS LIMITED , a company incorporated and registered in England and Wales with company number 07220022 whose registered office is at The Loft Wade Lane Farm, Wade Lane Hill Ridware, Rugeley, Staffordshire, WS15 3RW, further details of which are set out in Schedule 3Part 1 of Schedule 14.1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: has the meaning given in clause 5.2.

Condition: the condition to Completion, being the matter set out in Part 1 of Schedule 2.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Due Amount: an amount actually due for payment by the Sellers to the Buyer in respect of a Notified Claim that has either been agreed in writing or finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the parties are debarred (by passage of time or otherwise) from making an appeal.

Employment Agreements: employment contracts between the Company and each of person comprising the Seller.

Control: has the meaning given in section 1124 of the CTA 2010, and the expression **change of Control** shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Customers: those customers of the Company listed in the list marked 'Customer List' annexed to the Supplemental Disclosure Letter.

Data Protection Laws: has the meaning given in paragraph 25.1 of Part 1 of Schedule 5.

Data Room: the electronic data room known as hosted by the Buyer, comprising the documents and other information relating to the Company made available to the Buyer and its advisers in relation to the Transaction.

Deferred Consideration: the sum calculated in accordance with Schedule 1 and payable in accordance with clause 4.2

Determination Date: the fifth Business Day following the date on which the Net Asset Statement is agreed or determined in accordance with clause 6 and Schedule 7.

Director: each person who is a director or shadow director of the Company , as set out in Schedule 3.

Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter or Supplementary Disclosure Letter.

Disclosure Bundle: the bundle of documents contained in the Data Room and marked accordingly.

Disclosure Letter: the letter, in agreed form, from the Seller to the Buyer with the same date as this agreement and described as the Disclosure Letter, together with the Disclosure Bundle.

Employee: has the meaning given in paragraph 26.1 of Part 1 of Schedule 5.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

First Deduction: means the deduction defined in Schedule 1

First Payment Date: means the date being the earlier of thirteen months from the date of this agreement and 18th November 2024.

FRS 102: Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date.

Group: relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a **member of the Group**.

HMRC: HM Revenue & Customs.

holding company: has the meaning given in clause 1.11.

IHTA 1984: the Inheritance Tax Act 1984.

Indemnity Claim: a claim for breach of any of the indemnities in clause 11.

Initial Consideration: a sum of £375,000.00

Intellectual Property Rights: has the meaning given in paragraph 23.1 of Part 1 of Schedule 5.

Interim Period: the period from (and including) the date of this agreement up to (and including) the Completion Date or, if earlier, the date of termination of this agreement in accordance with its terms.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Longstop Date: the date 8 months from date of this agreement.

Management Accounts: the unaudited statement of financial position as at 31 October 2023, the unaudited income statement and the unaudited cash flow statement of the Company (including any notes thereon) for the period of 6 months ended 31 October 2023 DATE (a copy of which is included in the Disclosure Bundle).

Material Contract: has the meaning set out in Schedule 5Part 112.1

Net Asset Value: means the net asset value of the Company as at the close of business on the Completion Date as shown in the Net Asset Statement and agreed, deemed agreed or determined (as the case may be) pursuant to clause 6.

Net Asset Statement: has the meaning set out in clause 6.6.

Notified Claim: a Claim, Indemnity Claim or Claim under the Tax Covenant that is notified by the Buyer to the Sellers in accordance with this agreement.

parent undertaking: a parent undertaking as defined in section 1162 of the CA 2006.

Previous Accounts: the accounts equivalent to the Accounts in respect of each of the three accounting periods immediately preceding the accounting period ended on the Accounts Date.

Purchase Price: is the aggregate sum of the Initial Consideration, Net Asset Value and the Deferred Consideration.

Regulatory Authority: means the United Kingdom Financial Conduct Authority.

Regulatory Cash: £20,000

Replies to Enquiries: the replies to enquiries provided by the Sellers to the Buyer contained in the Data Room.

Sale Shares: 119 Ordinary Shares, of £1.00 each all of which are issued and fully paid, and which comprise the whole of the issued share capital of the Company.

Satisfaction Date: the date upon which the Seller receives the written notice from the Buyer in accordance with clause 2.7.

Second Deduction: means the deduction defined in Schedule 1.

Second Payment Date: means the second anniversary of the Completion Date .

Seller's Solicitors: Ansons Solicitors Limited of Commerce House, Ridings Park, Eastern Way, Cannock, WS11 7FJ.

Settlement Agreement: an agreement in accordance with section 203 (3) Employment Rights Act 1996 terminating the employment of the Seller and with the Company.

Supplementary Disclosure Letter: the letter, in agreed form, from the Seller to the Buyer at the Completion Date and described as the Supplementary Disclosure Letter, together with the Disclosure Bundle and which in accordance with clause 8.3 shall not contain any item that ought to have been Disclosed in the Disclosure Letter.

Target Net Asset Value: £150,000

Tax: has the meaning given in paragraph 1 of Schedule 6.

Tax Authority: has the meaning given in paragraph 1 of Schedule 6.

Tax Covenant: the tax covenant set out in Schedule 6.

Tax Statute: has the meaning given in paragraph 1 of Schedule 6.

Tax Warranties: the Warranties set out in Part 2 of Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents: this agreement, the Disclosure Letter and any other agreed form document entered into by the parties on or about the date of this agreement in connection with the Transaction.

Trigger Event: means the event defined in Schedule 1.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties and representations given by the Seller pursuant to clause 8 and set out in Schedule 5.

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3 References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5 A reference to this agreement or any other agreement or document referred to in this agreement, is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9 This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to a **party** shall include that party's personal representatives, successors and permitted assigns.

1.10 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11 A reference to a **holding company** or a **subsidiary** means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006

1.12 Unless expressly provided otherwise in this agreement, a reference to **writing** or **written** includes fax and email.

1.13 Any words following the terms **including**, **include**, **in particular**, **for example** or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14 References to a document in **agreed form** are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.15 Unless the context requires otherwise, a reference to any statute or statutory provision includes:

(a) such provision as amended, extended, consolidated or re-enacted from time to time provided that, as between the parties, no such amendment, extension, consolidation or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(b) any previous statute or statutory provision which it has superseded or re-enacted (with or without modification); and

(c) all subordinate legislation made from time to time under that statute or statutory provision and which is in force at the date of this agreement.

1.16 Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.17 Where a party comprises of more than one person then the obligations and liabilities of that party shall be the joint and several liability of the persons comprising that party save in accordance with clause 12 where each of the person comprising the Seller shall covenant with the Buyer and the Company accordingly.

1.18 A reference to Seller shall deemed to include both of them or either of them as appropriate.

2. Conditions precedent

2.1 Completion is subject to and conditional upon the Condition being satisfied.

2.2 If the Condition is not fully satisfied, then except as provided in clause 2.3, either party may serve notice on the other to terminate this agreement with immediate effect at any time after 6.00pm on the Longstop Date.

2.3 If this agreement terminates in accordance with clause 2.2 it will immediately cease to have any further force and effect except for:

(a) any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination each of which shall remain in full force and effect; and

(b) any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

2.4 As soon as reasonably practicable following the date of this agreement, the Buyer shall submit all necessary applications and information required by the Regulatory Authority to enable the Condition to be satisfied.

2.5 The Seller and the Buyer shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Condition is satisfied as soon as practicable.

2.6 The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Condition including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing required by any relevant authority, keeping the other party reasonably informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.7 Upon receipt of notification from the Regulatory Authority of satisfaction of the Condition the Buyer shall immediately notify by way of written notice to the Seller (provided in the manner set out in clause 20) that the Condition has been satisfied.

2.8 At all times during the Interim Period, the Seller shall comply with the undertakings and obligations set out in Part 2 of Schedule 2.

3. Sale and purchase

3.1 On the terms of this agreement, at Completion the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.2 Each Seller waives any rights of pre-emption or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred by the Company's articles of association or otherwise and shall, before Completion, procure the irrevocable waiver of any such rights or restrictions conferred on any other person who is not a party to this agreement.

3.3 The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4. Purchase Price

4.1 The total consideration for the sale of the Sale Shares is the Purchase Price which shall be paid by the Buyer to the Seller in accordance with clause 4.2, clause 6 and clause 7.

4.2 At Completion the Buyer shall pay to the Seller in the manner described in clause 4.3the following on account of the Purchase Price:

(a) the Initial Consideration; and

(b) an amount equal to the Target Net Asset Value .

4.3 All payments to be made to the Seller under this agreement shall be made in sterling by electronic transfer of immediately available funds to the Seller's Solicitors (who are irrevocably authorised by the Seller to receive the same). Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.4 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

(a) Claim; or

(b) Indemnity Claim; or

(c) claim under the Tax Covenant.

5. Completion

5.1 Completion shall take place at the offices of the Buyer's Solicitors or at such other place as is agreed by the parties in writing.

5.2 The Completion Date shall be:

(a) the last Business Day of the month in which the Condition has been fully satisfied (or waived) unless that day is the day on which the Condition has been satisfied (or waived) in which case it shall be the last Business Day of the following month; or

(b) any other date agreed by the Seller and the Buyer in writing.

5.3 At Completion:

(a) the Seller shall:

(i) deliver or cause to be delivered to the Buyer the items listed in paragraph 1 of Schedule 4

(ii) procure that a board meeting of the Company is held at which the matters set out in Paragraph 2 of Schedule 4 are carried out; and

(iii) deliver any other documents referred to in this agreement as being required to be delivered by the Seller at Completion; and

(b) the Buyer shall (subject to the Seller complying with their obligations in clause 5.3(a)) pay the Initial Consideration in accordance with clause 4.2 and deliver to the Seller:

(i) a signed acknowledgement of the Supplemental Disclosure Letter; and

(ii) a certified copy of the resolutions, in agreed form, passed by the Buyer's shareholders approving the Transaction; and

(iii) a certified copy of the resolutions, in agreed form, of the Buyer's board of directors approving the Transaction and the execution and delivery of the Transaction Documents to be delivered by the Buyer at Completion.

5.4 As soon as possible after Completion, the Seller shall send to the Buyer (at the Buyer's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at the Property and which are not required to be delivered at Completion.

6. Completion Accounts and adjustment of the Purchase Price

6.1 The parties shall procure that the Net Asset Statement is prepared and agreed or determined (as the case may be) in accordance with this clause 6 and Schedule 7.

6.2 Following agreement or determination of the Net Asset Statement, if the amount of the Net Asset Value:

(a) exceeds the Target Net Asset Value, the Buyer shall pay to the Sellers on or before the Determination Date an amount equal to excess; or

(b) is less than the Target Net Asset Value, the Sellers shall pay to the Buyer on or before the Determination Date an amount equal to the shortfall.

6.3 The Seller shall procure that as soon as reasonably practicable following the Completion Date:

(a) a written statement (the **"Draft Net Asset Statement"**) of the Net Asset Value as derived from the balance sheet calculated in accordance with the requirements of Part 1 of Schedule 7 shall be prepared in draft by the Seller. For illustration purposes only, a pro forma of such Draft Net Asset Statement is set out in Schedule 10; and

(b) a copy of the Draft Net Asset Statement are delivered to the Buyer for review.

6.4 The Buyer shall then have a period of 5 Business Days after the date on which the Seller delivered the Draft Net Asset Statement to the Buyer (the **"Review Period"**) within which to review the Draft Net Asset Statement and to satisfy itself that the Draft Net Asset Statement have been prepared in accordance with clause 6.1.

6.5 Save as expressly set out in this clause 6, the Buyer and the Seller shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Net Asset Statement.

6.6 The Buyer shall, before the expiry of the Review Period, either:

(a) confirm in writing to the Seller that it agrees that the Draft Net Asset Statement have been duly prepared in accordance with clause 6.1, in which case the Draft Net Asset Statement shall with effect from the date of service of such notice constitute the net asset statement (**Net Asset Statement**) and shall be final and binding on the parties; or

(b) give notice in writing (the **"Dispute Notice"**) to the Seller explaining, in reasonable detail, why it is unable so to confirm and setting out each specific matter or item in dispute in sufficient detail to enable the Seller to consider them and to the extent practicable, any adjustments which, in the Buyer's opinion, should be made to the Draft Net Asset Statement, providing a brief explanation as to the rationale for such adjustments; and

(c) for the avoidance of doubt, all other matters or items in the Draft Net Asset Statement not specified as being in dispute in accordance with clause 6.4(b) shall be deemed to be agreed.

6.7 If the Buyer fails so to confirm or to give notice in accordance with clause 6.4(b) the parties shall be deemed to have accepted the Net Asset Statement and this shall be final and binding on the parties.

6.8 If a Dispute Notice is validly served on the Seller within the Review Period in accordance with clause 6.4(b), the Seller and the Buyer shall respectively use reasonable endeavours to resolve such disagreement or difference of opinion within 5 Business Days after such notification is deemed to have been given to the Buyer under clause 20 (the **"Dispute Period"**).

6.9 Where the parties settle any dispute over the Draft Net Asset Statement pursuant to clause 6.8, they shall confirm such settlement in writing whereupon the Draft Net Asset Statement shall, amended to reflect such settlement (where amendment is required), become the Net Asset Statement and shall be final and binding on the parties.

6.10 If the Seller and the Buyer are unable to reach agreement within the Dispute Period, then either party may, by written notice to the other party (**"Determination Notice"**), require the matter in dispute to be referred to the decision of an Expert and the provisions of Part 2 of Schedule 9 shall then apply.

6.11 Except for any procedural matter, or as otherwise expressly provided in this clause 6, the scope of the Expert's determination shall be limited to determining the unresolved matters in the Dispute Notice relating to:

(a) whether the draft Net Asset Statement have been prepared in accordance with the requirements of Part 1 of Schedule 7;

(b) whether any errors have been made in the preparation of the draft Net Asset Statement; and

(c) any consequential amendments, corrections or modifications that are required in order for the draft Net Asset Statement to have been prepared in accordance with the requirements of Part 1 of Schedule 7.

6.12 The draft Net Asset Statement, amended to reflect matters agreed by the parties and such determination by the Expert (where amendment is required) shall become the Net Asset Statement and be final and binding on the parties on delivery of his decision.

6.13 The parties agree that they will promptly provide each other and their respective advisers with all information, books and records in their respective possession or control relating to the operations of the Company as may be relevant for the purposes of the Draft Net Asset Statement, and with all co-operation and assistance as may reasonably be required to facilitate the production, review, agreement and, if applicable, determination of the Draft Net Asset Statement.

6.14 The Buyer may deduct from any payment due under clause 4.2(b) an amount in respect of and in satisfaction of any Warranty Claim, any Covenant Claim or Indemnity Claim which is subsisting and has not been settled in full by the Seller at the time that the payment under this clause is paid.

6.15 Unless agreed in accordance with the clause 6.4(a) when such payment shall be made at Completion, any amounts to be paid under this clause 6 shall be paid within 10 Business Days after the date on which the Net Asset Statement becomes final and binding on the parties.

6.16 Any payment under clause 6.2 shall be made to the Seller, in the same manner as payments made under clause 4.

6.17 The Buyer shall not be liable for any failure or delay in complying with clause 6.2 to the extent that such failure or delay is due to:

(a) the reliance by the Buyer or the Buyer's professional advisors upon information received from the Seller or from any person acting on behalf of the Seller;

(b) the inability of the Buyer or the Buyer's professional advisors to obtain the information it reasonably requires, if any, from the Seller or any person acting on behalf of the Seller required to enable it to fulfil its obligations under this clause 6.2; or

6.18 any breach by the Seller of its obligations under this clause 6.

7. Deferred Consideration

7.1 The Deferred Consideration shall be paid as follows:

(a) The sum of £187,500.00 shall be paid by the Buyer to the Sellers in the manner described in clause 4.3 hereto on the First Payment Date PROVIDED ALWAYS that if a Trigger Event

has occurred before that date then it shall be paid on the date outlined in paragraph 2.3 of Schedule 1 of this agreement and subject to the First Deduction; and

(b) The sum of £187,500.00 shall be paid by the Buyer to the Sellers in the manner described in clause 4.3 hereto on the Second Payment Date PROVIDED ALWAYS that if a Trigger Event has occurred before that date then it shall be paid on the date outlined in paragraph 3.3 of Schedule 1 of this agreement and subject to the Second Deduction.

7.2 In the event that the payment:

(a) In accordance with clause 7.1(a) after deduction of the First Deduction is less than zero then the Seller shall repay that sum to the Buyer within 30 days of the First Payment Date; and

(b) In accordance with clause 7.1(b) after deduction of the Second Deduction and any liability arising in accordance with the terms of clause 11.2 is less than zero then the Seller shall repay that sum to the Buyer within 30 days of the Second Payment Date

PROVIDED ALWAYS that the sum repayable to the Buyer shall never be greater than the Purchase Price actually received by the Sellers.

7.3 The Seller shall be entitled to demand immediate payment in full of the Deferred Consideration (to the extent outstanding) by notice in writing to the Buyer if:

(a) the Buyer suspends, or threatens to suspend, payment of its debts, or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (**IA 1986**) as if the words "it is proved to the satisfaction of the court" did not appear in sections 123(1)(e) or 123(2) of the IA 1986;

(b) the Buyer commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors other than for the sole purpose of a scheme for a solvent amalgamation of the Buyer with one or more other companies or the solvent reconstruction of the Buyer;

(c) the Buyer applies to court for, or obtains, a moratorium under Part A1 of the IA 1986;

(d) a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the Buyer other than for the sole purpose of a scheme for a solvent amalgamation of the Buyer with one or more other companies or the solvent reconstruction of the Buyer;

(e) an application is made to court, or an order is made, for the appointment of an administrator, or a notice of intention to appoint an administrator is given or an administrator is appointed, over the Buyer;

(f) the holder of a qualifying floating charge over the assets of the Buyer becomes entitled to appoint or has appointed an administrative receiver;

(g) a person becomes entitled to appoint a receiver over all or any of the assets of the Buyer or a receiver is appointed over all or any of the assets of the Buyer;

(h) a creditor or encumbrancer of the Buyer attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the Buyer's assets and such attachment or process is not discharged within 14 days;

(i) any event occurs or proceeding is taken in relation to the Buyer in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 7.3(a) to clause 7.3(h) (inclusive);

(j) the Buyer suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

(k) there is a change of Control of the Buyer or the Company.

8. Warranties

8.1 The Sellers acknowledge that the Buyer is entering into this agreement on the basis of the Warranties.

8.2 The Sellers warrant to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this agreement.

8.3 The Sellers further warrant to the Buyer that except as Disclosed each of the Warranties will be true, accurate on the Completion Date. For this purpose, each of the Warranties shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting subject to any matters Disclosed in the Supplementary Disclosure Letter (which shall only contain those matters (if any) that have arisen or come to the awareness of the Seller after the date of this agreement and shall not contain any matters that should or could have been disclosed as at the date of this agreement). Any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

8.4 If at any time during the Interim Period the Sellers become aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a material breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be materially untrue, inaccurate or misleading, it shall promptly:

(a) notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b) if requested by the Buyer, use all reasonable endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

8.5 If at any time during the Interim Period it becomes apparent that a Warranty has been materially breached, or that the Seller has materially breached any other term of this agreement that is material to the Transaction (a "**material breach**" as defined below in clause 8.6) (including any of the Seller's obligations and undertakings in Part 2 of Schedule 2) the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a) terminate this agreement by notice in writing to the Seller (in which case clause 2.3 shall apply); or

(b) proceed to Completion.

8.6 For the purpose of clause 8.5, a "**material breach**" shall mean a breach which is not minimal or trivial in its consequences but a breach of the Warranties which is significant and materially adverse to the Company and which would exceed the threshold set out in clause 9.3(b).

8.7 For the avoidance of doubt, the Buyer shall not be entitled to terminate this agreement pursuant to clause 8.5 where any such breach arose as a result of an act or omission of the Buyer, or as a result of an act or omission of the Seller at the direction or with the consent of the Buyer.

8.8 Warranties qualified by the expression **so far as the Seller is aware** are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made due and careful enquiries of the Company, Peter Williams in respect of matter relating to compliance, and accountants in respect of accounts and tax warranties.

8.9 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

8.10 Except for the matters Disclosed, no information of which the Buyer (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim provided that the Seller shall not be liable for any Claim if and to the extent that the Buyer was actually aware, at the date of this agreement or at Completion:

(a) of any fact, matter, event or circumstance which gives rise to such a Claim; and

(b) that it would be entitled to bring such Claim as a result of the fact, matter, event or circumstance.

8.11 The Seller agrees that the supply of any information by or on behalf of the Company, or any of their respective employees, directors, agents or officers (**Officers**) to the Seller or their advisers in connection with the Warranties, the Disclosure Letter, the Supplementary Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that they may have against any of the Company or the Officers on whom they

have, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertake to the Buyer, the Company and the Officers not to make any such claims.

8.12 For the avoidance of doubt, the Buyer's rights and remedies in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

9. Limitations on claims

9.1 This clause 9 limits the liability of the Seller in relation to any Claim.

9.2 The aggregate liability of the Seller for all Claims, Indemnity Claims and all claims under the Tax Covenant shall not exceed or an amount equal to the Purchase Price (excluding the Net Asset Value) received by the Sellers (which shall reflect any reduction in the Purchase Price as a result of any deductions made under clause 7.2).

9.3 The Seller shall not be liable for a Claim or claim under the Tax Covenant unless:

(a) the Seller's liability in respect of such claim (together with any connected claims) exceeds £1,000.00; and

(b) the amount of the Seller's liability in respect of such claim, either individually or when aggregated with their liability for all other Claims (other than those excluded under clause 9.3(a)), exceeds £15,000.00, in which case the Seller shall be liable for the whole amount of the claim and not just the amount above the threshold specified in this clause 9.3(b).

For the purposes of this clause 9.3, a Claim is **connected** with another claim if the claims arise from the same facts, events or circumstances.

9.4 The Seller shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

(a) in the case of a Claim for breach of the Tax Warranties, on or before the seventh anniversary of Completion;

(b) in the case of an Indemnity Claim on or before the second anniversary of Completion; or

(c) in any other case, within the period of 2 years commencing on the Completion Date.

9.5 The Buyer shall not be entitled to serve notice of a Claim on the Seller in accordance with clause 9.4 where such Claim (whether contingent or actual) has no reasonable prospects of success.

9.6 Subject to clauses 9.7 and 9.8, a Claim or Indemnity Claim that is notified in accordance with clause 9.4 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 6 months after the date on which notice of the relevant Claim or Indemnity Claim was

given (and no new Claim or Indemnity Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the Sellers in respect of the relevant Claim or Indemnity Claim.

9.7 The Sellers shall have no liability in respect of a Claim or an Indemnity Claim where (and to the extent that) such Claim or Indemnity Claim is based upon a contingent liability unless and until such liability becomes an actual liability, and the 6 month time limit set out in clause 9.6 shall not being to run until such contingent liability crystallises and becomes an actual liability.

9.8 To the extent that any liability is regulatory in nature or relates to a complaint referred to the Financial Ombudsmen Service (FOS), then the 6 month time limit set out in clause 9.6 shall not begin to run until such time as the Company (or Buyer) has received written confirmation that such matter has been finally adjudicated on by the relevant regulatory body or FOS.

9.9 To the extent that any liability can be recovered against a relevant insurance policy then in the event that such insurance claim made by the Buyer and/or the Company has been unsuccessful, having made all reasonable endeavours, then the 6 month time limit set out in clause 9.6 shall be extended by 20 Business Days after final confirmation that such insurance claim will not be successful.

9.10 The Seller shall not be liable for a Claim if and to the extent that the Claim:

(a) arises from facts, events or circumstances that have been Disclosed;

(b) within the actual knowledge of the Buyer at the date of this agreement;

(c) relates to a matter specifically provided for in the Accounts; or

(d) arises or is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this agreement; or

(e) occurs, arises or is otherwise attributable to, or to the extent that the Sellers' liability pursuant to the Claim or Indemnity Claim is increased, as a result of:

(i) any voluntary act, omission, transaction or arrangement of the Buyer or the Company (or their respective directors, employees or agents) on or after Completion except where such act, transaction, omission or arrangement was:

(A) carried out or effected pursuant to a legally binding obligation entered into on or before the date of this agreement; or

(B) in the ordinary course of business of the Company or the Subsidiaries as carried on at Completion;

(ii) any voluntary act, omission, transaction or arrangement carried out at the request, or with the express written consent, of the Buyer before Completion; or

(iii) any change introduced or having effect after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company (other than where (and to the extent that) such changes are necessary to comply with applicable law or generally accepted accounting principles in force at or prior to Completion);

(f) comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Buyer or the Company after Completion.

Insurance

9.11 The Sellers shall not be liable in respect of a Claim or an Indemnity Claim where the Buyer or the Company is entitled to make a claim under a policy of insurance in respect of any matter, event or circumstance giving rise to the Claim or Indemnity Claim unless the Buyer first makes (or procures that the Company makes) a claim against its insurers pursuant to the relevant policy. The Sellers' liability in respect of any such Claim or Indemnity Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum and any excess shall not exceed £5,000), or extinguished if the amount so recovered exceeds the amount of the Claim or Indemnity Claim.

9.12 With effect from Completion, the Buyer shall purchase and maintain sufficient professional indemnity insurance for the Business (including for past activities) from an A rated firm, for at least 7 years from Completion, at least in line with levels and coverage as maintained by the Company as at Completion, with an excess of no more than £5,000 and with a retroactive date of 12 October 2010.

Recovery from third parties

9.13 If the Buyer or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter, event or circumstance giving rise to a Claim or Indemnity Claim the following provisions shall apply:

(a) the Buyer shall (or shall procure that the Company shall) use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making a Claim or Indemnity Claim against the Sellers;

(b) the liability of the Sellers in respect of the related Claim or Indemnity Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim or Indemnity Claim; and

(c) if the Sellers make a payment to the Buyer in respect of a Claim or an Indemnity Claim and the Buyer or the Company subsequently recovers from a third party a sum which is

referable to that Claim or Indemnity Claim, the Buyer shall promptly repay to the Sellers the lower of:

(i) the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum); and

(ii) the amount paid to the Buyer by the Sellers in respect of the relevant Claim or Indemnity Claim.

9.14 Any amount repaid to the Sellers pursuant to clause 9.13(c) repaid shall be deemed to have never been paid by the Sellers to the Buyer.

9.15 The provisions of clause 9.15 to clause 9.19 shall apply if the Buyer becomes aware of any dispute, claim, demand, action or proceedings between the Buyer or the Company and a third party which might reasonably be considered likely to give rise to a Claim or an Indemnity Claim (a **Third Party Dispute**).

9.16 In the event of a Third Party Dispute, the Buyer shall:

(a) as soon as reasonably practicable, and in any event with five Business Days of the date upon which the Buyer (or any other member of its Group) becomes aware of the Third Party Dispute, give written notice of the Third Party Dispute to the Sellers, specifying in reasonable detail the nature of the Third Party Dispute;

(b) keep the Sellers informed of the progress of, and all material developments in relation to, the Third Party Dispute;

(c) provide the Sellers with copies of all material information and correspondence relating to the Third Party Dispute; and

(d) subject to legal privilege and confidentiality, give (and procure that each member of the Buyer's Group gives) the Sellers and their professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Sellers to assess the Third Party Dispute and to exercise their rights under this clause 9.16 and clause 9.17.

9.17 Subject to clause 9.19, and to the Sellers' indemnifying the Buyer in accordance with clause 9.18, the Buyer shall:

(a) take (and shall procure that each member of the Buyer's Group takes) such action as the Sellers may reasonably request to avoid, dispute, resist, mitigate, compromise or defend the Third Party Dispute, or to appeal against any judgment given in respect of it; and

(b) not (and shall procure that no other member of the Buyer's Group shall) agree any compromise or settlement, or make any admission of liability or payment, in relation to

the Third Party Dispute without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

9.18 The Sellers shall indemnify in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any other member of its Group) as a consequence of any actions taken at the request of the Sellers in accordance with clause 9.16 or clause 9.17.

9.19 The provisions of clause 9.17 shall not apply in relation to a Third Party Dispute where (and to the extent that) they would render any policy of insurance maintained by or available to the Buyer (or any other member of its Group) void or voidable, or entitle the relevant insurer to repudiate or rescind any such policy in whole or in part, or in the event that a relevant insurer exercises its right to take over conduct of the Third Party Dispute.

General

9.20 Nothing in this clause 9 or Schedule 6 applies to exclude or limit the liability of the Seller if and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Seller.

9.21 The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant.

9.22 Neither the Buyer (nor any other member of its Group) shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

9.23 The Buyer shall (and shall procure that each member of its Group shall) take all reasonable steps (which shall not include any steps contrary to any requirements of the Regulatory Authority) to avoid or mitigate any loss or liability that may give rise to a Claim or an Indemnity Claim.

9.24 The Buyer agrees it shall not be entitled to rescind this agreement at any time following Completion.

9.25 The Buyer shall not have any right of set-off or counterclaim (howsoever arising) in respect of any Claim, Indemnity Claim or claim under the Tax Covenant, and all sums payable by the Buyer to the Sellers under this agreement shall be paid in full without set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law), save where there is a Due Amount owed by the Sellers to the Buyer.

9.26

10. Tax Covenant

The provisions of Schedule 6 apply in this agreement in relation to Tax.

11. Indemnities

11.1 The Seller agrees to indemnify the Buyer in relation to any liability arising as a result of the following matters:

(a) defective advice to the Customers of the Company prior to the date of this agreement:

(b) regulatory fines or notices that result in the payment of compensation to Customers by any government or regulatory body including the Financial Conduct Authority in relation to any matters that occurred prior to the date of this agreement.

12. Restrictions on the Seller

12.1 In this clause, the following words and expressions shall have the following meanings:

Prospective Customer: a person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, in discussions with the Company with a view to becoming a client or customer of the Company.

Restricted Business: any business that is or would be in competition with any part of the Business as it is being carried on at the Completion Date.

Restricted Customer: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company.

Restricted Person: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company.

12.2 Each of the persons comprising the Seller undertakes to and covenants with each of the Buyer and the Company individually that he or she shall not:

(a) at any time during the period of 36 months commencing on the Completion Date, in any geographic area in which the Business (or any part of it) is carried on at the Completion Date;

(b) at any time during the period of 36 months commencing on the Completion Date:

(i) canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or

(ii) induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company , or do any other thing which is reasonably likely to have such an effect;

(c) at any time during the period of 36 months commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(d) at any time during the period of 36 months commencing on the Completion Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Completion, or has been at any time during the period of 36 months immediately preceding the Completion Date, a supplier of goods or services to the Company , if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;

(e) at any time during the period of 36 months commencing on the Completion Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other person;

(f) at any time after Completion, use in the course of any business:

(i) any of the words "Step-By-Step",” or “SBS” or any combination thereof;

(ii) any trade or service mark, business or domain name, design or logo which, at Completion, is being or has been used by the Company in connection with the Business; or

(iii) anything which, in the reasonable opinion of the Buyer, is capable of confusion with any of the words, marks, names, designs or logos referred to in clause 12.2(f)(i) or clause 12.2(f)(ii);

(g) at any time after Completion, do or say anything which may be harmful to the reputation of the Company; or

(h) at any time after Completion, present himself or herself (or permit himself or herself to be presented) as:

(i) connected in any capacity with the Company (save in the normal course of employment or engagement by the Company if such employment or engagement continues after Completion); or

(ii) interested or concerned in any way in the Sale Shares (or any of them).

12.3 The undertakings in clause 12.2 are intended for the benefit of, and shall be enforceable by, each of the Buyer, the Company , and shall apply to actions carried out by the relevant Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Seller's own behalf or on behalf of, or jointly with, any other person.

12.4 Nothing in clause 12.2 shall prevent any Seller from holding for investment purposes only:

(a) units of any authorised unit trust; or

(b) not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).

12.5 Each of the undertakings in clause 12.2 is a separate undertaking by the Seller in relation to himself and his interests and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that clause.

12.6 The parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the undertakings in clause 12.2 is considered fair and reasonable by the parties.

12.7 The consideration for the undertakings in clause 12.2 is included in the Purchase Price.

12.8 The parties acknowledge that upon a breach by the Buyer of the terms of this agreement and specifically a breach by the Buyer of any of its obligations under clause 7 then the undertakings in clause 12.2 will cease to be enforceable by the Buyer with immediate effect.

13. Confidentiality and announcements

13.1 The Seller undertakes to the Buyer and the Company that he or she shall:

(a) keep confidential the terms of this agreement and the other Transaction Documents, and all confidential information, know how or trade secrets in their knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company, the Subsidiaries or any member of the Buyer's Group;

(b) not disclose any of the information referred to in clause 13.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 13; and

(c) not make any use of any of the information referred to in clause 13.1(a), other than to the extent necessary for the purpose of exercising or performing their rights and obligations under this agreement.

13.2 Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential any information relating to the Company, or to restrict its use of such information, in each case after Completion.

13.3 Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict their use of any information that:

(a) is or becomes generally available to the public other than as a result of its disclosure by that party (or any person to whom that party has disclosed the information in accordance with clause 13.4(a)) in breach of this agreement; or

(b) was, is or becomes available to the relevant party on a non-confidential basis from a person who, to that party's knowledge, is not bound by a confidentiality agreement or otherwise prohibited from disclosing the information to that party.

13.4 The parties may disclose any information that they are otherwise required to keep confidential under this clause 13:

(a) to any of their employees, officers, consultants, representatives or advisers who need to know such information for the purposes of advising on this agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipients of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 13 as if they were that party. The party making a disclosure under this clause shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 13;

(b) in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of evaluating the proposed transfer;

(c) in the case of the Buyer only, to its funders or investors (or potential funders or investors) and their respective advisers, employees, officers, representatives or consultants in connection with financing the Transaction;

(d) with the prior consent in writing of all the other parties;

(e) if such information relates to one party only, with the prior consent in writing of that party;

(f) to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

(g) if and to the extent that the disclosure is required:

(i) by the laws of any jurisdiction to which the party making the disclosure is subject;

(ii) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

(iii) under any arrangement in place under which negotiations relating to terms and conditions of employment are conducted;

(iv) to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

(v) to protect the disclosing party's interest in any legal proceedings,

provided that in each case (and to the extent they are legally permitted to do so) the party making the disclosure gives the other parties as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other parties concerning the content of the disclosure.

13.5 Each party shall supply the other parties (or any of them) with such information about itself, its Group or this agreement as they may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Tax Authority or securities exchange of competent jurisdiction.

13.6 Subject to clause 13.7 to clause 13.9 (inclusive), no party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (**announcement**) without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

13.7 Nothing in clause 13.6 shall prevent a party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the party required to make the announcement consults with the other parties and takes into account their reasonable requests concerning the content of the announcement before it is made.

13.8 The parties shall issue a press release in agreed form immediately after Completion.

13.9 The Buyer may at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer's Group.

14. Further assurance

14.1 At their own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.

14.2 Each Seller undertakes to the Buyer that, if and for so long as they remain the registered holder of any of the Sale Shares after Completion, they shall:

(a) hold such Sale Shares, together with all dividends and any other distributions of profits or other assets in respect of such Sale Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

(b) deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c) exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

(d) if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

15. Assignment

15.1 Subject to the further provisions of this clause 15, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement or any other Transaction Document.

15.2 The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any other Transaction Document) to

(a) another member of its Group for so long as that company remains a member of the Buyer's Group. The Buyer shall procure that any such company assigns any rights assigned to it in accordance with this clause 15 back to the Buyer or to such other member of the Buyer's Group as it may nominate immediately before that company ceases to be a member of the Buyer's Group.

15.3 The Buyer may grant security over, or assign by way of security, any or all of its rights under this agreement or any other Transaction Document for the purposes of, or in connection with, the financing (whether in whole or in part) of the Transaction. On the enforcement of any security of the kind referred to in this clause, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security, may assign any or all of the relevant rights to any person, but the Seller's liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

15.4 If there is an assignment or transfer of any of the Buyer's rights under this agreement in accordance with clause 15.2 or clause 15.3:

(a) the Seller may discharge their obligations under this agreement to the Buyer until they receive notice of the assignment or transfer; and

(b) the assignee or transferee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.

16. No agency

The parties confirm they are acting on their own behalf in relation to the Transaction and not for the benefit of any other person.

17. Entire agreement

This agreement (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

18. Variation and waiver

18.1 No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

18.2 A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

18.3 A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

18.4 A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

19. Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement and the other Transaction Documents.

20. Notices

20.1 For the purposes of this clause 20, but subject to clause 20.6, **notice** includes any other communication.

20.2 A notice given to a party under or in connection with this agreement:

(a) shall be in writing and in English;

(b) shall be signed by or on behalf of the party giving it;

(c) shall be sent to the party for the attention of the contact and to the address in clause 20.3 (as the case may be), or to such other contact or address as that party may notify in accordance with clause 20.4; and

(d) shall be:

(i) delivered by hand;

(ii) sent by pre-paid first class post or another next working day delivery service providing proof of delivery; or

(iii) sent by pre-paid airmail providing proof of delivery.

(e) unless proved otherwise is deemed received as set out in clause 20.5 if prepared and sent in accordance with this clause 20.

20.3 The addresses and contacts for service of notices on the Buyer and the Seller are:

(a) Buyer at its registered office

(b) Seller at his home address as set out herein or as notified from time to time in accordance with clause 18.4 herein

20.4 A party may change its details for service of notices as specified in clause 20.3 by giving notice (provided that in the case of a change to the party's postal address the new address is an address in the UK).

20.5 A notice is deemed to have been received:

(a) if delivered by hand, at the time the notice is left at the address;

(b) if sent by pre-paid first class post or another next working day delivery service providing proof of delivery, at 9.00 am on the second Business Day after posting; or

(c) if sent by pre-paid airmail providing proof of delivery, at 9.00 am on the fifth Business Day after posting.

provided that if deemed receipt under the previous paragraphs of this clause 20.5 would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, **Usual Business Hours** means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by fax or email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post).

20.6 This clause 20 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

20.7 A notice given under or in connection with this agreement is not valid if sent by email.

21. Interest

21.1 If a party fails to make any payment due to any other party under this agreement by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

21.2 Interest under this clause will accrue each day at 2% a year above the Bank of England's base rate from time to time, but at 2% a year for any period when that base rate is below 0%.

21.3 In relation to payments disputed in good faith, interest under this clause is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.

22. Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

23. Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24. Third party rights

24.1 This agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

24.2 The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

25. Counterparts

25.1 This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

26. Rights and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

27. Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 12 or clause 13 by a Seller. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 12 or clause 13 of this agreement.

28. Governing law and jurisdiction

28.1 This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

28.2 Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 First and Second Deductions

1. Definitions

1.1 The definitions and rules of interpretation in this clause in particular to this Schedule but also in the remainder of this agreement:

Annualised Income: the recurring income received in a period of 12 months prior to but not including Completion.

Determination Date: means the later of the dates

(a) when the Sellers confirm acceptance in accordance with paragraph 2.2 (a) of this Schedule in respect of the First Deduction and paragraph 3.2 (a) of this Schedule in respect of the Second Deduction: or

(b) the Expert gives their determination in accordance with paragraph 4 of this Schedule.

Expert: a person appointed in accordance with this paragraph 4 of this Schedule to resolve the issues raised by the Seller in accordance with paragraph 2.2(b) or paragraph 3.2(b) of this Schedule.

First Deduction: shall be zero unless a Trigger Event has occurred prior to the First Payment Date in which case it shall be calculated as follows:

FD	= First Deduction being the aggregate of all Deductions from the date of the Trigger Event Date to the Payment Date.
D	= Deduction
AI	= the Annualised Income from a Lost Client.
I	= the actual recurring income received from the Lost Client in the period from the Completion Date to the date on which the client becomes a Lost Client

$$\mathbf{D} = 3\mathrm{x}\mathbf{AI} - \mathrm{I}$$

Lost Client: means a client of the Company at the date of this agreement who, of their own free will, no longer is a client of the Company after the Trigger Event which shall not include circumstances where the client leaves as a result of poor or defective services provided by the Company or death after the Trigger Event or where such client becomes a client of the Buyer (or the Buyer's Group).

Mr Pratt: means Kevin William Pratt being one persons comprising the Seller.

Second Deduction: shall be zero unless there is a Trigger Event before the Second Payment Date in which case it shall be calculated as follows:

SD = Second Deduction being the aggregate of all Deductions

(a) where the Trigger Event occurs prior to the First Payment Date, in the period between the First Payment Date to but not including the Second Payment Date; or

(b) where Trigger Event occurs after the First Payment Date, in the period from the Trigger Event Date to the Second Payment Date.

D = Deduction

AI = Annualised Income that would have been generated from a Lost Client.

I = the actual recurring income received from the Lost Client in the period from the Completion Date to the date on which the client becomes a Lost Client.

$$\mathbf{D} = 3\mathrm{x}\mathbf{AI} - \mathrm{I}$$

Trigger Event: means where either:

a) Mr Pratt resigns as an employee of the Company (except in circumstances which constitute a constructive, wrongful and/or unfair dismissal save in the case that unfair dismissal is as a result of a procedural defect); or

b) the employment of Mr Pratt with the Company is terminated for cause, where "cause" shall mean: (i) the lawful termination of that person's contract of employment or consultancy without notice or payment in lieu of notice as a consequence of that person's misconduct; and/or (ii) that person's fair dismissal pursuant to section 98(2) (a) (capability) or 98(2) (b) (conduct) of the Employment Rights Act 1996.

Trigger Event Date: means the date upon which the Trigger Event occurs.

2. First Deduction Consideration

2.1 On the First Payment Date but only if a Trigger Event has occurred before that date the Buyer shall calculate the First Deduction and provide all workings to the Seller within 14 days thereof.

2.2 The Seller shall then within 21 days of the date in paragraph 2.1 of this Schedule confirm that: -

(a) he accepts the calculation and in that event the Seller shall comply with the provisions of clause 7 of this agreement; or

(b) that he does not accept the calculation in which case the Seller shall also confirm detailed reasons that he does not accept the calculation and the Seller and Buyer shall jointly appoint the Expert in accordance with paragraph 4 of this Schedule.

2.3 The party determined to be obliged to make a payment in accordance with clause 7.2(a) of this agreement shall make the payment determined to be due either in accordance with paragraph 2.2(a) or paragraph 4.3 of this Schedule within 14 days of the Determination Date.

3. Second Deduction Consideration

3.1 On the Second Payment Date but only if a Trigger Event has occurred before that date the Buyer shall calculate the Second Deduction and provide all workings to the Seller within 14 days thereof.

3.2 The Seller shall then within 21 days of the date in paragraph 2.1 of this Schedule confirm that: -

(a) he accepts the calculation and in that event the Seller shall comply with the provisions of clause 7 of the agreement; or

(b) that he does not accept the calculation in which case the Seller shall also confirm detailed reasons that he does not accept the calculation and the Seller and Buyer shall jointly appoint the Expert in accordance with paragraph 4 of this Schedule.

3.3 The party determined to be obliged to make a payment in accordance with clause 7.2(b) of this agreement shall make the payment determined to be due either in accordance with paragraph 2.2(a) or paragraph 4.3 of this Schedule within 14 days of the Determination Date.

4. Expert

4.1 The parties shall agree on the appointment of an independent Expert and shall agree with the Expert the terms of their appointment.

4.2 If the parties are unable to agree on an Expert or the terms of their appointment within seven days of either party serving details of a suggested expert on the other, either party shall then be entitled to request the President of the Institute of Chartered Accountants of England and Wales to appoint an Expert of repute with experience in the types of matters set out in this Schedule.

4.3 The Expert is required to prepare a written decision including reasons and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

4.4 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause then:

(a) the parties may agree to discharge the Expert; and

(b) the parties may proceed to appoint a replacement Expert in accordance with this paragraph 4 which shall apply to the replacement Expert as if they were the first Expert to be appointed.

4.5 The parties are entitled to make submissions to the Expert including oral submissions and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

4.6 To the extent not provided for by this clause, the Expert may in their reasonable discretion determine such other procedures to assist with the conduct of the determination as they consider just or appropriate including (to the extent considered necessary) instructing professional advisers to assist them in reaching their determination.

4.7 Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other party may reasonably require to make a submission under this clause.

4.8 The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the matters in accordance with paragraph 4.3 which may include any issue involving the interpretation of any provision of this Agreement, their jurisdiction to determine the matters and issues referred to them and/or their terms of reference. The Expert may award interest as part of their decision. The Expert's written decision on the matters referred to them shall be final and binding on the parties in the absence of manifest error or fraud.

4.9 Each party shall bear its own costs in relation to the reference to the Expert. The Expert's fees and any costs properly incurred by them in arriving at their determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally.

4.10 All matters concerning the process and result of the determination by the Expert shall be kept confidential among the parties and the Expert.

4.11 Each party shall act reasonably and co-operate to give effect to the provisions of this clause and otherwise do nothing to hinder or prevent the Expert from reaching their determination.

4.12 The Expert shall have no liability to the parties for any act or omission in relation to this appointment; save in the case of bad faith.

Schedule 2 Completion Conditions and conduct of business

Part 1 Condition

1. Approval by the Regulatory Authority for the Buyer to acquire the entire issued share capital of the Company and as a result the control of the Company.

Part 2 Conduct of business during the Interim Period

1. At all times during the Interim Period, the Seller shall:

1.1 procure that the Company carry on the Business in the normal course and in the manner provided in this Part 2 of Schedule 2;

1.2 use its all reasonable endeavours to maintain the trade and trade connections of the Company;

1.3 promptly notify the Buyer in writing of any material change in the Business, financial position or assets of the Company;

1.4 promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company, and such access to their books and records, as the Buyer may reasonably require from time to time; and

1.5 not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company to terminate their employment.

2. Matters subject to the Buyer's consent

During the Interim Period, the Seller shall procure that except with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not (nor shall it agree to):

2.1 dispose of any material assets used or required for the operation of the Business, otherwise than in the ordinary course;

2.2 allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

2.3 pass any resolution of its members;

2.4 appoint any person as a director of the Company;

2.5 enter into, modify or agree to terminate any Material Contract;

2.6 incur any capital expenditure on any individual item which exceeds £1,000.00 (save for any regulatory fees payable in the ordinary course);

2.7 borrow any sum in excess of the amounts borrowed in the ordinary course of the Business and available to it at the date of this agreement;

2.8 make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of the Business;

2.9 enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

2.10 declare or pay any dividend or make any other distribution of its assets;

2.11 make any material alterations to the terms of employment or engagement (including benefits) of any of its Directors, Employees or Workers (save as required by law);

2.12 other than to the extent required to comply with a legislative requirement, amend any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former employees or directors (or any of their dependants);

2.13 provide any non-contractual benefit to any Director, Employee, Worker or their dependants;

2.14 dismiss any of its Employees or employ or engage (or offer to employ or engage) any person;

2.15 enter into (or modify any subsisting) agreement with a Representative Body;

2.16 create any Encumbrance over any of its assets or its undertaking;

2.17 give any financial or performance guarantee, or any similar security or indemnity;

2.18 commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company, except debt collection in the normal course of business;

2.19 grant, modify, agree to terminate or permit the lapse of any of its Intellectual Property Rights, or enter into any agreement relating to any such rights;

2.20 pay any management charge to the Seller;

2.21 incur any liability to the Seller, other than trading liabilities incurred in the normal course of the Business;

2.22 make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up; or

2.23 permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

3. Access and information relating to Employee and Workers

3.1 During the Interim Period, the Seller shall:

(a) at its own expense, and subject to the requirements of the Data Protection Laws, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any Employee, Worker or Representative Body; and

(b) upon reasonable notice give the Buyer and its advisers access at all reasonable times to the Employees and Workers.

Schedule 3 Particulars of the Company

Part 1 The Company

Name:	Step-by-Step Financial Planners Limited
Registered number:	07220022
Registered office:	The Loft Wade Lane Farm, Wade Lane, Hill Ridware, Rugeley, Staffordshire, WS15 3RE
Issued share capital:	£119.00 consisting of 119 Ordinary Shares of £1.00 each
Registered shareholders (and number of Sale Shares held):	Kevin William Pratt. 60 Elizabeth Mary Pratt 59
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	As above
Directors and shadow directors:	Kevin Wiliam Pratt Elizabeth Mary Pratt
Secretary:	None
Registered charges:	None

Part 2 The Subsidiaries

The Company has no Subsidiaries

Schedule 4 Seller's obligations at Completion

1. Documents to be delivered at Completion

1.1 At Completion, the Seller shall deliver (or cause to be delivered) to the Buyer:

(a) transfers of the Sale Shares, in agreed form, duly signed by the registered holders in favour of the Buyer (or its nominee);

(b) the definitive share certificates for the Sale Shares or an indemnity, in agreed form, for any lost certificates;

(c) any waivers, consents or other documents required to enable the Buyer (or its nominee) to be registered as the holders of the Sale Shares, in each case in agreed form, and including an irrevocable waiver of any pre-emption right or other restriction on the transfer of the Sale Shares conferred on any person who is not a party to this agreement, duly signed by the holder of such right or restriction;

(d) the registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Company;

(e) resignation letters, in agreed form and executed as a deed, from the Directors and company secretaries of the Company, resigning from their respective offices and employment with the Company ;

(f) a letter, in agreed form, from the Seller) confirming that he has ceased to be a registrable person (within the meaning of section 790C of the CA 2006) in relation to the Company;

(g) signed minutes, in agreed form, of each of the board meetings held by the Company as required by paragraph 2 of this Schedule;

(h) in relation to the Company:

(i) statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii) all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(iii) details of its cash book balances; and

(iv) reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

(i) the Employment Agreements duly executed by the relevant Seller;

(j) the duly executed settlement agreements in relation to each of the Sellers;

(k) the Supplemental Disclosure Letter, duly executed by the Seller.

2. Completion board meetings

2.1 The Seller shall cause a board meeting of the Company to be held at Completion, at which the following matters are approved:

(a) in the case of the Company only, the registration of the transfers of the Sale Shares delivered in accordance with paragraph 1 of this Schedule, subject only to the transfers being duly stamped at the Buyer's cost;

(b) acceptance of the resignations referred to in paragraph 1 of this Schedule, with effect from the end of the relevant board meeting;

(c) the appointment of the persons nominated by the Buyer as directors and company secretary of the Company (subject to any maximum number of directors contained in the relevant company's articles of association), with effect from the end of the relevant board meeting;

(d) changing the registered office of the Company to such address as is required by the Buyer;

(e) revoking all existing instructions and authorities to the bankers of the Company and replacing them with new instructions and authorities as the Buyer requires;

(f) the entry by the Company into the Employment Agreements;

(g) the entry by the Company into the Settlement Agreements.

Schedule 5 Warranties

Part 1 General Warranties

1. Power to sell the Sale Shares

1.1 The Seller has taken all necessary actions and have all requisite power and authority to enter into and perform this agreement and any other Transaction Documents to which they are a party in accordance with their respective terms.

1.2 This agreement and any other Transaction Documents to which the Seller is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3 The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which they are a party, and compliance with their respective terms shall not breach or constitute a default:

(a) under any agreement or instrument to which the Seller is a party or by which any Seller is bound; or

(b) of any order, judgment, decree or other restriction applicable to the Seller.

2. Shares in the Company

2.1 The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2 The Seller is the sole legal and beneficial owners of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3 No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and none of the Seller, the Company has agreed to confer any such rights, and no person has claimed any such rights.

2.4 No Encumbrance has been granted to any person or otherwise exists affecting:

(a) the Sale Shares; or

(b) any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

2.5 The Company:

(a) Does not hold or beneficially own, or has agreed to acquire, any shares, loan capital or any other securities in any company;

(b) has not at any time had any subsidiary or subsidiary undertaking;

(c) is not, or has not agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(d) does not control or take part in the management of any company or business organisation, nor has it agreed to do so;

(e) is not, in relation to any company or a limited liability partnership registered in the UK, a registrable relevant legal entity within the meaning of section 790C of the CA 2006; or

(f) does not have any branch or permanent establishment outside its country of incorporation.

2.6 The Company has not at any time:

(a) purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

(b) given any financial assistance in contravention of any applicable law or regulation; or

(c) allotted or issued any securities that are convertible into shares.

2.7 No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company (as the case may be), and all such transfers have been duly stamped (where applicable).

2.8 No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of the Company.

3. Constitutional and corporate documents

3.1 Copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:

(a) are true, accurate and complete in all respects;

(b) have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(c) fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

3.2 The register of members, register of people with significant control (PSC Register) and all other statutory books and registers of the Company:

(a) have been properly kept in accordance with all applicable laws;

(b) are correctly written up to date; and

(c) contain a true, complete and accurate record of all matters and information which should be contained in them.

No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

3.3 In relation to its PSC Register, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the CA 2006.

3.4 All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

3.5 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.6 All deeds and documents belonging to the Company, or to which any of them is a party, are in the possession of the Company (as the case may be).

4. Accuracy of information

4.1 The particulars of the Company set out in Schedule 3 are true, accurate, complete and not misleading.

4.2 The Replies to Enquiries were, when given, true, accurate, complete and not misleading.

5. Compliance with laws

5.1 The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction.

5.2 Neither the Company nor any of their respective directors or so far as the Sellers are aware, the employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company.

6. Licences and consents

6.1 The Company holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement (**Consents**). Details of the Consents and copies of all related documentation have been Disclosed.

6.2 Each of the Consents is valid and subsisting, and the Company is not in breach of the terms or conditions of the Consents (or any of them).

6.3 There is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

7. Insurance

7.1 The Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2 The Disclosure Letter includes completed and accurate details of all insurance policies maintained by or on behalf of the Company (**Policies**).

7.3 The Policies are in full force and effect, all premiums due on them have been paid and so far as the Seller is aware, all other conditions of the Policies have been performed and observed.

7.4 So far as the Seller is aware, the Company has not done, nor omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

7.5 So far as the Seller is aware, none of the Policies:

(a) are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate;

(b) are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(c) are capable of being terminated, or will otherwise cease to be available to the Company as a result of Completion.

7.6 The Disclosure Letter contains complete and accurate details of all insurance claims made by the Company during the period of 12 months ending on the date of this agreement.

7.7 There are no material outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.

8. Powers of attorney and power to bind

8.1 There are no powers of attorney granted by the Company which are currently in force.

8.2 No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

8.3 The Disclosure Letter specifies those persons who have authority to bind the Company in the ordinary course of the Business.

9. Disputes and investigations

9.1 Neither the Company nor any of their respective Directors, nor so far as the Seller is aware, any other person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9, **Proceedings**):

(a) any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b) any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2 No Proceedings have been threatened or so far as the Seller is aware, are pending by or against the Company, any Director or any other person for whose acts the Company may be vicariously liable, and so far as the Seller is aware, there are no circumstances likely to give rise to any such Proceedings.

9.3 The Company is not or has not:

(a) affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

(b) given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

10. Defective services

10.1 So far as the Seller is aware, the Company has not supplied any services that were at the time they were supplied defective or that did not or do not comply with any:

(a) warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such services; or

(b) laws, regulations, standards and requirements applicable to such services.

10.2 No proceedings have been started, are, so far as the Seller is aware, pending or have been threatened against the Company

in respect of any services supplied by the Company.

10.3 There are no disputes between the Company and any of their respective customers, clients or any other third parties in connection with any services supplied by the Company.

11. Customers and suppliers

11.1 The definition in this paragraph applies in this agreement.

Material Counterparty: any customer, client or supplier of the Company who is party to a Material Contract.

11.2 In the period of 12 months ending on the date of this agreement:

(a) no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company;

(b) there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

(c) the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.

11.3 No customer, client or supplier accounted for more than 5% of the aggregate sales or purchases (as applicable) made by the Company during the period of 12 months ending on Completion.

11.4 So far as the Seller is aware, no customer or client of the Company who is a Material Counterparty is subject to a relevant insolvency procedure within the meaning of section 233B(2) of the Insolvency Act 1986.

12. Contracts

12.1 The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company is a party to or bound by, that is exceeds £15,000.00 in value.

12.2 Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a) is a Material Contract;

(b) is of an unusual or exceptional nature;

(c) is not in the ordinary and usual course of the Business;

(d) may be terminated as a result of a change of Control of the Company;

(e) restricts the freedom of the Company to carry on the Business in any part of the world in such manner as it thinks fit;

(f) involves agency or distributorship;

(g) involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

(h) involves the grant of any sole or exclusive rights by or to the Company;

(i) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

(j) cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(k) involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £10,000.00;

(l) requires the Company to pay any commission, finder's fee, royalty or the like;

(m) is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(n) is not on arm's-length terms;

(o) provides for payments or other dealings in or calculated by reference to the euro, or which will otherwise be affected by any changes in connection with the European Monetary Union;

(p) is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments; or

(q) involves other obligations or liabilities that ought reasonably to be made known to the Buyer.

12.3 There are no outstanding or ongoing negotiations of material importance to the business, profits or assets of the Company, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 12.2 above.

12.4 Each Material Contract is in full force and effect and binding on the parties to it.

12.5 So far as the Seller is aware, neither the Company, nor any counterparty is (or will, with the lapse of time, be) in default of any:

(a) Material Contract; or

(b) other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.

No such default has been threatened, and so far as the Seller is aware there are no facts or circumstances likely to give rise to any such default.

12.6 No notice of termination of a Material Contract has been received or served by the Company , and so far as the Seller is aware, there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13. Transactions with the Seller and Seller's interests

13.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(a) a Seller, or any person Connected with a Seller; or

(b) a Director, or any person Connected with a Director.

13.2 Neither the Seller, nor any person Connected with a Seller, has a claim of any nature against the Company, or has assigned to any person the benefit of any such claim.

13.3 The Seller is not at the date of this agreement, or has been at any time during the period of 2 years immediately preceding the date of this agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with the Business.

14. Finance and guarantees

14.1 The Disclosure Letter contains full particulars of all:

(a) money borrowed by the Company; and

(b) loans, overdrafts or other financial facilities currently outstanding or available to the Company (**Financial Facilities**), including copies of all material documents relating to such Financial Facilities.

14.2 The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:

(a) its articles of association; or

(b) any debenture or other deed or document binding on the Company.

14.3 There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.

14.4 No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.5 The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company .

14.6 Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of the borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

14.7 The Company has not given or entered into (or agreed to give or enter into) any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

14.8 The Company has not:

(a) factored or discounted any of its debts;

(b) engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(c) waived any right of set-off it may have against any third party.

14.9 The Company has no outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

14.10 The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company since the Accounts Date:

(a) have been realised, or so far as the Sellers are aware, will within three months after the Completion realise in cash their full amount as included in those Accounts or books;

(b) have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

(c) are not subject to any right of set-off or counterclaim.

14.11 The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.12 Particulars of the balances of all the bank accounts of the Company showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

15. Liabilities

15.1 The Company has no liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.2 No sum is owing by the Company to their auditors, solicitors or other professional advisers, and no accrual ought properly to be made by it in respect of any such sum.

16. Effect of the Transaction

16.1 Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:

(a) cause the Company to lose the benefit of any asset, right or privilege it presently enjoys;

(b) relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company , or to exercise any other right in respect of the Company;

(c) result in any customer, client or supplier being entitled to cease dealing with the Company , or materially reducing its level of business, or changing the terms on which it deals, with the Company;

(d) result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company for the purposes of the Business;

(e) so far as the Seller is aware, result in any officer or senior employee leaving the Company;

(f) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company;

(g) result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn;

(h) entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the Transaction;

(i) give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(j) entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.

17. Insolvency

17.1 The Company;

(a) Is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

(b) has not stopped paying its debts as they fall due.

17.2 No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a) the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

(b) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Company (including, without limitation a restructuring plan under Part 26A of the CA 2006), with a view to preventing the dissolution of the Company ;

(c) a person is appointed to manage the affairs, business and assets of the Company on behalf of their creditors; or

(d) the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company .

17.3 In relation to the Company:

(a) no administrator has been appointed;

(b) no documents have been filed with the court for the appointment of an administrator; and

(c) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4 No process has been initiated which could lead to the Company being dissolved and its assets being distributed among their creditors, shareholders or other contributors.

17.5 No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company .

17.6 The Seller has not:

(a) had a bankruptcy petition presented against them or been declared bankrupt;

(b) been served with a statutory demand, or is unable to pay their debts within the meaning of the Insolvency Act 1986;

(c) entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); or

(d) been subject of any other event analogous to the foregoing in any jurisdiction.

18. Accounts

18.1 The Accounts:

(a) show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of their profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(b) have been properly prepared in accordance with FRS 102, using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102;

(c) comply with the requirements of the CA 2006 and all other applicable law and regulations in the UK;

(d) (save as the Group Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

(e) (save as the Group Accounts expressly disclose) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

18.2 The Accounts (together in each case with the related directors' reports) have been:

(a) circulated to every person entitled to receive a copy in accordance with section 423 of the CA 2006; and

(b) laid before the Company in general meeting, where required by the CA 2006 or the articles of association of the relevant company; and

(c) filed with the Registrar of Companies,

in each case in accordance with the relevant requirements of the CA 2006 and all other applicable laws and regulations in the UK.

18.3 The Accounts:

(a) charge depreciation and amortisation on non-current assets at a suitable rate such that all non-current assets will be written down to nil or a realisable residual value at the end of their useful lives as required by sections 17 and 18 of FRS 102;

(b) reflect all impairments to the recoverable amounts of non-current assets as required by section 27 of FRS 102, whether or not there were any indicators of impairment at the Accounts Date;

(c) make proper and adequate provision for credit risk such that all receivables are stated at no more than their recoverable amount at the Accounts Date;

(d) classify and measure all financial instruments according to the requirements of sections 11 and 12 of FRS 102;

(e) have correctly allocated overheads to the cost of inventory based on normal levels of activity, make proper provision against or have written off all obsolete or slow-moving inventory, and show all items of inventory at the lower of cost and estimated selling price less costs to complete or sell at the Accounts Date as required by section 13 of FRS 102;

(f) include all known liabilities and all provisions as required by section 21 of FRS 102;

(g) provide for all Tax in respect of which the Company are accountable, including deferred tax, as required by section 29 of FRS 102;

(h) include in the notes disclosure of all contingent liabilities as required by section 21 of FRS 102;

(i) include in the notes all related party disclosures as required by section 33 of FRS 102; and

(j) have dealt with all events after the Accounts Date up to the date of approval of the relevant accounts by the board of directors as required by section 32 of FRS 102.

(k) The Net Assets at Completion shall be greater than or equal to £50,000.00 including at least £30,000.00 in cash.

18.4 The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company as at the date and in respect of the period to which they relate.

19. Changes since the Accounts Date

19.1 Since the Accounts Date:

(a) the Company has conducted the Business in the normal course and as a going concern;

(b) there has been no material adverse change in the turnover, financial position or prospects of the Company;

(c) the Company has not issued or agreed to issue any share or loan capital;

(d) no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company ;

(e) the Company has not borrowed or raised any money or given or taken any form of financial security;

(f) no capital expenditure has been incurred on any individual item by the Company in excess of £1,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £1,000.00;

(g) no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(h) there has been no abnormal increase or reduction of inventory;

(i) none of the inventory reflected in the Accounts has realised an amount less than the value placed on it in the Accounts;

(j) the Company has not offered price reductions or discounts or allowances on sales of inventory, or sold inventory at less than its value in the Accounts;

the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days19.2

19.2 At Completion the Company will have cash at bank that is no less than the Regulatory Cash.

20. Financial and other records

20.1 All financial and other records of the Company (but excluding the Accounts) (**Records**):

(a) have been properly prepared and maintained;

(b) constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the CA 2006;

(c) do not contain any material inaccuracies or discrepancies; and

(d) are in the possession of the Company.

20.2 No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

20.3 To the extent that any of the Records are maintained or stored electronically:

(a) the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

(b) such Records are adequately backed-up.

21. Assets

21.1 The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

(a) legally and beneficially owned by either the Company, and the relevant owner has good and marketable title to such assets;

(b) not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c) in the possession and control of the Company.

21.2 Except as Disclosed, none of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

21.3 The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at Completion.

22. Plant and equipment and inventory

22.1 The plant, machinery, vehicles, office and other equipment used by the Company in connection with the Business are:

(a) in working order;

(b) capable of doing the work for which they were designed; and

(c) not surplus to the current requirements of the Company.

22.2 The inventory (including work-in-progress) of the Company:

(a) is capable of being sold in the ordinary course of the Business in accordance with its current price list without discount, rebate or allowance;

(b) is not obsolete, slow moving, unusable or unmarketable or includes returned goods; and

(c) fully complies with all applicable laws, regulations, standards (including British and European Union standards) and specifications agreed with customers.

23. Intellectual property

23.1 The definitions in this paragraph applies in this agreement:

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Target IP: all Intellectual Property Rights owned, used or held for use by the Company .

23.2 Complete and accurate particulars are set out in the Disclosure Letter of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company.

23.3 Complete and accurate particulars are set out in the Disclosure Letter of all material licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company :

(a) uses or exploits Intellectual Property Rights owned by any other person; or

(b) has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any other person.

23.4 Except to the extent disclosed in the particulars set out in the Disclosure Letter, the Company is the sole legal and beneficial owner of all Target IP, free from all Encumbrances.

23.5 The Company does not require the use of any Intellectual Property Rights in order to carry on the Business in the manner in which it was operated at and before the date of this agreement and to fulfil any currently existing plans or proposals, other than those rights which:

(a) it is currently able to exercise, without restriction, in relation to the Intellectual Property Rights which it owns; and

(b) are currently granted to it under the licences set out in the Disclosure Letter.

23.6 So far as the Seller is aware, the Intellectual Property Rights set out in the Disclosure Letter are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a) all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b) so far as the Seller is aware, all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c) so far as the Seller is aware, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d) so far as the Seller is aware, nothing has been done, or not been done, which might render any registered trade mark owned or used by the Company liable to be revoked or declared invalid;

(e) so far as the Seller is aware, there are no outstanding or potential claims against the Company under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Intellectual Property Rights; and

(f) so far as the Seller is aware, there are and have been no oppositions, claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

23.7 So far as the Seller is aware, the activities of the Company and of any licensee of Intellectual Property Rights granted by the Company have not:

(a) infringed and do not infringe the Intellectual Property Rights of any third party;

(b) constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c) given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

24. Information technology

24.1 The definitions in this paragraph apply in this agreement.

Domain Names: the internet domain names associated with the Business including those set out in Schedule 8).

Good Industry Practice: the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the relevant industry or business sector.

IT Contracts: all agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party (including any source code deposit agent) provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

IT Systems: the network and information systems that are owned, used or held for use by the Company , including: (i) all computer hardware (including network and telecommunications equipment and related peripherals) and mobile devices; (ii) all software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (**Source Code**)) and firmware (**Software**); and (iii) all databases (**Databases**).

Known Vulnerability: any Vulnerability that has either been:

a) assigned a Common Vulnerabilities and Exposures (CVE) number;

b) disclosed on the National Vulnerability Database available at the website operated by the US National Institute of Standards and Technology (NIST) from to time to time; or

c) disclosed on the internet, or any open public database, such that it would be revealed by reasonable searches conducted in accordance with Good Industry Practice.

Latent Vulnerability: any instances of typical classes of Vulnerability, for example, buffer overflows, cross-site scripting (XSS) and Structure Query Language (SQL) injection.

NIS Regulations: the Network and Information Systems Regulations 2008 (SI 506/2018).

Security Incident: any event having an actual adverse effect on the security of the IT Systems and/or the Systems Data.

Social Media Account: any user account, profile, page or other similar presence on an online communication channel incorporating user-generated content in connection with the Business.

Supplier: the supplier under any IT Contract which, for this purpose, shall include all higher-level arrangements and agreements in the relevant supply chain concerning the supply element of, or services relating to, the IT Systems and/or the Systems Data.

Systems Data: the digital data (including personal and non-personal data) stored, processed, retrieved or transmitted by any element of the IT Systems.

Virus: any program which contains malicious code or infiltrates or damages a computer system without the owner's informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

Vulnerability: a weakness in the computational logic (for example, code) found in software and hardware components that, when exploited, results in a negative impact to confidentiality, integrity, or availability.

24.2 Complete and accurate particulars of the IT Systems and the IT Contracts are set out in the Disclosure Letter. The Seller has no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business as it is operated at and before the date of this agreement.

24.3 Except to the extent provided for in the IT Contracts (particulars of which have been disclosed in the Disclosure Letter), the Company are the owners of and in possession of the IT Systems free from Encumbrances. The Company has obtained all necessary rights from third parties to enable their exclusive and unrestricted use of the IT Systems both before and after the date of this agreement for the purposes of carrying on the Business in the manner in which it was operated at and before the date of this agreement, and to fulfil any currently existing plans.

24.4 The IT Contracts are valid and binding and recorded in writing, and so far as the Seller is aware, no act or omission has occurred which would, if necessary, with the giving of notice or lapse of time, constitute a breach of any of them.

24.5 So far as the Seller is aware, there are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts or in respect of the IT Systems.

24.6 So far as the Seller is aware, all elements of the IT Systems:

(a) are functioning properly in accordance with all applicable specifications;

(b) are not defective in any material respect;

(c) do not contain any Virus or Known Vulnerability or Latent Vulnerability and have not within the last 12 months been infected by any Virus or Known Vulnerability or Latent Vulnerability or accessed by any unauthorised person;

24.7 The IT Systems are capable of:

(a) performing their functions in multiple currencies, including the euro;

(b) satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EU Regulation 1103/97;

(c) displaying and printing the generally accepted symbols for the euro and any other currency; and

(d) processing the generally accepted codes for the euro and any other currency.

24.8 Complete and accurate particulars of all Social Media Accounts and Domain Names are set out in the Disclosure Letter. All Social Media Accounts and Domain Names are controlled and administered by the Company and used exclusively in connection with the Business.

24.9 The Company:

(a) is the current registrant and user of each Domain Name and Social Media Account, and has not sold, transferred, licensed, charged or otherwise encumbered any Domain Name or Social Media Account, or allowed a Domain Name or Social Media Account to be used by any third party;

(b) has, in its control and possession, sufficient information, passwords and access codes to allow it to access, edit, control and/or administer each Domain Name and Social Media Account, including after the date of this agreement;

(c) so far as the Seller is aware, has not committed any breaches, and is currently not in breach, of any agreement with the registrar of any Domain Name or provider of any Social Media Account; and

(d) has completed all necessary formalities (including the payment of all relevant fees) in order to effect any renewals of the Domain Names or Social Media Accounts which were due prior to the date of this agreement.

24.10 So far as the Seller is aware, no person has, or in the past 24 months has had, unauthorised access to any Social Media Account and each director, manager, employee and independent contractor of the Company who has access to or control over a Social Media Account has entered into a written agreement with the Company obliging him or her, on termination of his or her engagement, to cease accessing that Social Media Account, and the Company has in place proper procedures to enforce this obligation.

24.11 So far as the Seller is aware, no person has used the Social Media Accounts to infringe or misuse or misappropriate the rights of any other person or to defame, libel or slander such person, or to make any unauthorised statement about, or on behalf of, or in connection with, the Business, the Company.

24.12 So far as the Seller is aware, the Company's use of the Social Media Accounts and Domain Names (including any competitions or prize promotions conducted via the Social Media Accounts or Domain Names) complies with, and has at all times within the last 24 months complied with, all applicable laws, regulations, guidelines, listed company rules and Good Industry Practice, including any relevant advertising codes. The Company has not received any notice or allegation of non-compliance in respect of the same.

24.13 So far as the Seller is aware, each of the Databases:

(a) is complete and accurate in all material respects for the purpose for which it was originally created;

(b) has not been used for any purpose that would constitute a breach of Data Protection Laws; and

(c) so far as the Seller is aware, has not suffered any material loss or corruption.

24.14 So far as the Seller is aware, the Company has implemented appropriate procedures in accordance with Good Industry Practice (including in relation to off-site working where applicable) for ensuring the security of the IT Systems and the confidentiality and integrity of the Systems Data.

24.15 The Company has Disclosed

(a) its disaster recovery plan.

24.16 So far as the Seller is aware, during the seven-year period up to and including the date of this agreement, the Company has not suffered any Security Incident having a substantial or significant impact on the continuity of the Business.

24.17 So far as the Seller is aware, the Company has not nor has been, an operator of essential services or a relevant digital service provider as defined in the NIS Regulations.

24.18 The Company has complied with in all material respects, and has established and fully implemented, in accordance with Good Industry Practice, all procedures necessary to ensure continued full compliance with, all relevant and applicable requirements of the NIS Regulations (**Cybersecurity Procedures**) and has taken due regard of all official published guidance relevant to such Cybersecurity Procedures. Details of such Cybersecurity Procedures have been Disclosed.

25. Data protection and privacy

25.1 The definitions in this paragraph apply in this agreement.

Data Protection Laws: all laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data (including, without limitation, the privacy of electronic communications) which are from time to time applicable to the Company (or any part of their business).

Personal Data: has the meaning given to that term in the General Data Protection Regulation (EU) 2016/679 as it applies in England and Wales from time to time (including as retained, amended, extended or re-enacted on or after on or after 11pm on 31 January 2020).

Processor: has the meaning given in the Data Protection Laws.

Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner's Office in the UK.

25.2 So far as the Seller is aware, the Company has at all times complied with the Data Protection Laws in all material respects.

25.3 So far as the Seller is aware, the Company has:

(a) introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Disclosure Letter), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b) appointed a data protection officer if required to do so under the Data Protection Laws, and details of such appointment are set out in the Disclosure Letter;

(c) maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws, copies of which are included in the Disclosure Letter;

(d) carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Data Protection Laws;

(e) issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;

(f) implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company, or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(g) put in place a data breach response plan (including maintaining a record of personal data breaches) that enables the Company, and the Processors to comply with the related

requirements of the Data Protection Laws, details of which are set out in the Disclosure Letter.

25.4 The Company has:

(a) undertaken appropriate due diligence on any third parties they have appointed to process Personal Data (**Processors**); and

(b) an agreement in place with each Processor (copies of which are included in the Disclosure Letter) which complies with all applicable requirements of the Data Protection Laws.

25.5 So far as the Seller is aware, the Company has complied with all applicable requirements under the Data Protection Laws relating to the disclosure or transfer of Personal Data outside the European Economic Area.

25.6 The Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this agreement.

25.7 So far as the Seller is aware, neither the Company nor any of the Processors have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data, and each of the Company and the Processors have passed all regulatory audits to which they have been subject.

25.8 The Company has not received any:

(a) notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws; or

(b) claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws,

and, so far as the Seller is aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

25.9 So far as the Seller is aware, the Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.

25.10 So far as the Seller is aware, the Company has obtained valid consents in respect of their mailing lists which are no older than 1 year and has complied with any data subject opt-out requests.

26. Employment

26.1 The definitions in this paragraph apply in this agreement.

Employee: any person employed by the Company under a contract of employment.

Employment Laws: all laws applying in England and Wales from time to time which affect contractual or other relations between an employer and their employees or workers including (but not limited to) all legislation and any claim arising under European treaty provisions or directives (as any such treaties or directives apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) which, in either case, are enforceable against the Company by any Employee or Worker.

Representative Body: any trade union, staff association, staff council, works council, information and consultation body and any other worker representatives relating to any person employed or engaged by or in the Company .

Worker: any person who is not an Employee and personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

26.2 The name of each director and shadow director of the Company is set out in Schedule 3.

26.3 The Disclosure Letter includes anonymised particulars of each Employee and Worker and the principal terms of their contract including:

(a) the company that employs or engages them;

(b) their current remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future, details of shift and any other allowances, and any entitlement to, or expectation of, performance-related remuneration);

(c) the commencement date of each contract and, if an Employee, the date on which continuous service began;

(d) the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e) the type of contract (whether full or part-time or other);

(f) their age;

(g) any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

(h) the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

26.4 The Disclosure Letter includes anonymised details of each person who is not a Worker and who provides services to the Company under an agreement that is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer that is not a member of the Company's Group) and the particulars of the terms on which the individual provides services, including:

(a) the company that engages them;

(b) the remuneration of each individual (including any benefits and privileges provided or which the Company or any of the Subsidiaries is bound to provide to them or their dependants, whether now or in the future, and any entitlement to, or expectation of, performance-related remuneration);

(c) the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d) any country in which the individual provides services, if the individual provides services outside England and Wales; and

(e) the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

26.5 The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption, shared parental or other leave or who are absent due to ill-health or for any other reason.

26.6 No notice to terminate the contract of any Employee or Worker (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Laws or otherwise is outstanding between the Company and any current or former:

(a) Employee relating to their employment, its termination or any reference given by the Company regarding such Employee; or

(b) Worker relating to their contract, its termination or any reference given by the Company regarding such Worker.

26.7 No questions have been submitted to the Company by an Employee or Worker in relation to potential claims under equal pay or discrimination legislation that remain unanswered in full or in part.

26.8 Every Employee or Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.

26.9 No offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

26.10 The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Director, officer or Employee of the Company to terminate their employment or receive any payment or other benefit.

26.11 All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months' notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

26.12 All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the CA 2006.

26.13 The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

26.14 In the period of ten years preceding the date of this agreement, the Company has not been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any Employee or any other persons engaged in the Business and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

26.15 There are no cash incentive schemes or arrangements (including any commission, profit sharing or bonus scheme) established by the Company, any shareholder of the Company or any other person, in which any Director or former director of the Company, or any Employee or Worker (or any of their respective associates or nominees) participates or has participated.

26.16 The Company is not a party to, bound by or proposing to introduce for the benefit of any Director, Employee or Worker or former director, Employee or Worker (or any of their respective associates or nominees), any cash incentive scheme or arrangement (including any commission, profit sharing or bonus scheme).

26.17 The Company has not incurred any actual or contingent liability in connection with any termination of employment of any Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

26.18 The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Laws.

26.19 The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any Director, officer, Employee, or Worker or former director, officer, Employee or

Worker, or to their dependants, in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

26.20 The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any Representative Body and so far as the Sellers are aware, there is nothing likely to give rise to such a dispute or claim.

26.21 The Company has not:

(a) in the last 12 months, altered any of the terms of employment or engagement of any Employee or Worker; or

(b) offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Worker.

26.22 The Company has not transferred or agreed to transfer any Employee or Worker from working for the Company, or induced any Employee or Worker to resign their employment with the Company.

26.23 There are no sums owing to any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

26.24 The Company has afforded all Employees and Workers the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 (SI 1998/1833) (WTR 1998), and have not deterred or prevented any Employee or Worker from taking such holiday whether or not requested.

26.25 In the two years preceding the date of this agreement, in respect of each Employee and Worker, all holiday pay for periods of holiday taken under regulation 13 of the WTR 1998 has been calculated and paid in accordance with the WTR 1998 and Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time (as it applies in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020).

26.26 In the two years preceding the date of this agreement, in respect of each Employee and Worker, all holiday pay for periods of holiday taken under regulation 13A of the WTR 1998 has been calculated and paid in accordance the WTR 1998.

26.27 There are no loans to any current or former director or Employee of the Company (or to any nominees or associates of such directors or Employees) made or arranged by:

(a) the Company; or

(b) any employee benefit trust or similar arrangement established by the Company.

26.28 The Disclosure Letter includes:

(a) anonymised copies of all contracts, handbooks, policies and other documents that apply to any Employee or Worker; and

(b) copies of all agreements or arrangements with any Representative Body (whether binding or not) and details of any unwritten agreements or arrangements that may affect any Employee or Worker.

26.29 In respect of each Employee and Worker, the Company has:

(a) performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law, in equity, under any treaties (including the Treaty on the Functioning of the European Union), the laws of the European Union (as any treaties or laws of the European Union apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) or otherwise;

(b) complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(c) maintained adequate, suitable and up-to-date records.

26.30 No Employee is subject to a current disciplinary warning or procedure.

26.31 No employment-related securities (as defined in sections 420 and 421B(8) of ITEPA 2003) including, without limitation, any shares acquired under section 205A of the Employment Rights Act 2003, have been issued or transferred, and there are no agreements, schemes or promises to make any such issues or transfers:

(a) by the Company;

(b) under any arrangements established by the Company; or

(c) by a holding company or other shareholder of the Company (or under arrangements established by such a person), to any current, former or proposed employees or directors of the Company or any Subsidiary (or to associates of such employees or directors).

26.32 No securities options (as defined in section 420(8) of ITEPA 2003) have been granted to any current, former or proposed employee or director of the Company (or to any nominees or associates of such employees or directors), and there are no agreements, schemes or promises to make any such grant:

(a) by the Company;

(b) under any arrangements established by the Company or any Subsidiary; or

(c) by a holding company or other shareholder of the Company (or under arrangements established by such a person).

26.33 There are no other shares, securities or interests in them held by or for any current, former or proposed employee or director of the Company (or any nominees or associates of such employees or directors), including, without limitation, any shares acquired under section 205A of the Employment Rights Act 2003, which fall outside paragraph 26.31 and paragraph 26.32, and which may give rise to a liability of the Company to account for PAYE, income tax or National Insurance contributions (or equivalent liabilities in another jurisdiction).

26.34 There are no employee benefit trusts, family benefit trusts or similar arrangements established by the Company, under which any current or former employee or director of the Company or any of the Subsidiaries (or any of their respective nominees or associates) may benefit in any form.

27. Retirement benefits

Pension Scheme: the autoenrollment pension scheme operated by the People's Pension.

27.1 Save for the auto-enrolment obligations detailed in paragraph 27.2, the Company does not have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (**Pensionable Employees**). No proposal or announcement has been made to any employee or officer of the Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

27.2 The Company has complied with their automatic enrolment obligations as required by the Pensions Act 2008 (PA 2008) and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to):

(a) any documents relating to the applicable staging date;

(b) copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, including details of their respective registration in accordance with regulation 3 of the Employers' Duties (Registration and Compliance) Regulations 2010 (2010 Regulations);

(c) copies of any records kept in accordance with regulations 5 to 8 of the 2010 Regulations in respect of the Employees;

(d) if a personal pension scheme was used as a qualifying scheme, copies of any agreements between the provider and the jobholder under section 26 of the PA 2008;

(e) details of any Employees who have opted out and copies of any opt-out letters in respect of those Employees; and

(f) if a defined benefit scheme is being used, a copy of the actuary's or employer's certificate that the scheme is a qualifying scheme.

27.3 All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this agreement.

27.4 All death and disability benefits provided to the employees of the Company are fully insured by an insurance policy with an insurer of good repute. The Seller is not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

27.5 The Disclosure Letter contains details of the rates at which the Company's, and the employees' contributions to the Pension Scheme are being paid and how they are calculated, and whether they are paid in advance or in arrears. All amounts due to the Pension Scheme have been paid.

27.6 No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company, or so far as the Sellers are aware, to any other person in respect of any Pension Scheme and so far as the Sellers are aware, there is no fact or circumstance likely to give rise to any such notice or direction.

27.7 The Company has not discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

27.8 No claims or complaints have been made or so far as the Sellers are aware, are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees. So far as the Sellers are aware, there are no facts or circumstances likely to give rise to such claims or complaints.

27.9 No acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and so far as the Sellers are aware, there is no fact or circumstance likely to give rise to such reports.

27.10 The Pension Scheme does not and has not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.

27.11 The Pensions Scheme and (if applicable) the trustees of the Pension Schemes have at all times complied with the requirements of the Data Protection Laws in relation to the processing of personal data.

27.12 The Company has not at any time operated or participated in an occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) located in the United Kingdom which accepts contributions from an employer based outside of the United Kingdom, nor has the Company contributed to a non-UK occupational pension scheme.

28. Property

28.1 The definitions in this paragraph apply in this agreement.

Previously-owned Land and Buildings: any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure), occupied or used by the Company, but which are either:

a) no longer owned, occupied or used by the Company; or

b) are owned, occupied or used by the Company or a Subsidiary pursuant to a different lease, licence, transfer or conveyance.

Property: the property or properties owned by the Company as at the date of this agreement, and references to **any of the Properties** or a **Property** means any one of them or any part or parts of any one of them and which are described in the Disclosure Letter.

28.2 The particulars of the Property set out in Disclosure Letter are true, complete and accurate.

28.3 The Property is the only land and buildings owned, used or occupied by the Company.

28.4 No VAT is charged on the rent payable in respect of the Property.

28.5 The Landlord has not served a notice of termination on the Company in respect of the lease under which the Property is held.

28.6 No other sums are payable to the Landlord in respect of the Property.

29. Environment and health and safety

29.1 The definitions in this paragraph apply in this agreement.

EHS Laws: all laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, and legally binding codes of practice and guidance notes which from time to time apply to the Company or any of its Subsidiaries (or any part of their business) and to the extent that they relate to or apply to the Environment, energy efficiency, climate change or the health and safety of any person.

EHS Matters: all matters relating to:

a) pollution or contamination of the Environment;

b) the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

c) the exposure of any person to Hazardous Substances or Waste;

d) the health and safety of any person, including any accidents, injuries, illnesses and diseases;

e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

Harm: harm to the Environment, and in the case of an individual, this includes offence caused to any of their senses or harm to their property.

Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including (but not limited to) radioactive substances, and materials containing asbestos and Japanese knotweed.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

29.2 The Company has obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and so far as the Sellers are aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of, or the inability to transfer, any EHS Permits.

29.3 The Company has at all times operated in compliance with all EHS Laws and so far as the Sellers are aware, there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

30. Compliance with the Bribery Act 2010

30.1 The definition in this paragraph applies in this agreement.

Associated Person: means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

30.2 The Company has not or has not at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

30.3 No Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company and/, and the Company and each of the Subsidiaries has in place adequate procedures, in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010, designed to prevent their Associated Persons from undertaking any such conduct.

30.4 The Company has not nor has any of their Associated Persons been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5 The Company has never been excluded from participation in a public contract as a result of being convicted of bribery or corruption.

31. Competition

31.1 The definition in this paragraph applies in this agreement.

Competition Laws: the national and directly effective legislation of any jurisdiction in which the Company conduct business which from time to time governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market-sharing, bid-rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

31.2 The Company has not nor has ever been engaged in any agreement, arrangement, practices or conduct which amounts to an infringement of the Competition Laws and so far as the Seller is aware, none of their respective directors, officers or employees is or has been engaged in any activity constituting or involving an offence or infringement under the Competition Laws.

31.3 Neither the Company nor so far as the Seller is aware, any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any government body, agency, authority or court (including, but not limited to, the UK Competition and Markets Authority (CMA) and the European Commission) in connection with any actual or alleged infringement of the Competition Laws.

31.4 No such investigation, inquiry or proceedings paragraph 31.3 above have been threatened or so far as the Seller is aware, are pending and so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

31.5 The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency, authority or court responsible for enforcing any of the Competition Laws (including, but not limited to, the CMA and the European Commission), nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the Business.

31.6 The Company is not receiving nor has it received any payment, guarantee, financial assistance or other aid from any government or state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

Part 2 Tax Warranties

1. General

1.1 All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Tax Authority.

1.2 All Tax (whether of the UK or elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

1.3 The Company maintains complete and accurate records, invoices and other information in relation to Tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4 The Disclosure Letter discloses whether or not the Company is a **large company** within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

1.5 All Tax and national insurance contributions deductible under the PAYE system, the Construction Industry Scheme and/or any other Tax Statute have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid.

1.6 The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the

Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to the ITEPA 2003 and details of any trust or arrangement capable of conferring such a benefit.

1.7 The Disclosure Letter contains details of all concessions, agreements and arrangements that the Company has entered into with a Tax Authority.

1.8 Neither the Company n is, or will become liable, to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.9 The Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

2. Chargeable gains

The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3. Capital losses

Details of all capital losses available for carry-forward by the Company are set out in the Disclosure Letter.

4. Capital allowances

Neither the Company n has claimed first-year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 (**CAA 2001**), business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts Date any asset which, if disposed of at the date of this agreement for consideration equal to its net book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.

5. Distributions and other payments

5.1 No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their audited accounts, and neither the Company n is bound to make any such distribution.

5.2 The Company has not within the period of seven years preceding the date of this agreement, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

6. Loan relationships

All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of section 302 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

7. Close companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. Neither the Company n has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8. Group relief

Except as provided in the Accounts, neither the Company n is, or will be, obliged to make or be entitled to receive any payment for the surrender of group relief as defined in section 183 of CTA 2010 in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

9. Groups of companies

9.1 The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

9.2 Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes or to the clawback of any relief previously given.

9.3 The Company has never been party to any arrangements pursuant to sections 59F of TMA 1970 (group payment arrangements).

10. Intangible assets

10.1 The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date,

will be available to the Company . No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2 The Company does not hold nor has it held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

11. Company residence and overseas interests

11.1 The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

11.2 The Company does not hold, nor within the last seven years has it held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

12. Transfer pricing

All transactions or arrangements made by the Company has been made on fully arm's length terms. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

13. Anti-avoidance

13.1 The Company has not been a party to, nor has it been otherwise involved in, any transaction, scheme or arrangement containing steps or stages that have no commercial purpose or designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.

14. Inheritance tax

14.1 No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15. Value Added Tax

15.1 The Company is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.

15.2 The Company is not nor has it been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 of VATA 1994.

15.3 All supplies made by the Company are taxable supplies. The Company has not been, nor will it be, denied full credit for all input tax paid or suffered by it.

15.4 The Company owns no assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has it exercised any option to tax under Part 1 of Schedule 10 to VATA 1994.

16. Stamp duty, stamp duty land tax, land transaction tax and stamp duty reserve tax

16.1 Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

16.2 Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty, stamp duty land tax or land transaction tax relief granted on or before Completion which will affect the Company .

16.3 The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003 and/or section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) acquired or held by the Company before the date of this agreement in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax and/or land transaction tax made on or after the date of this agreement.

17. Construction industry sub-contractors' scheme

The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

Schedule 6 Tax Covenant

1. Interpretation

1.1 The following definitions and rules of interpretation apply in this Tax Covenant.

Accounts Relief:

a) any Relief (including the right to a repayment of Tax) shown as an asset in the Accounts; and

b) any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer's Relief:

a) any Accounts Relief;

b) any Relief arising in connection with any Event occurring after Completion; and

c) any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company.

Buyer's Tax Group: the Buyer and any other company or companies that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Tax:

a) any liability of the Company to make an actual payment of or in respect of, or on account of, Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Tax will be the amount of the actual payment;

b) the Loss, otherwise than by use or setting off, of any Accounts Relief in which case the amount of the Liability for Tax will be the amount of Tax that would (on the basis of Tax rates current at the date of that Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position

to use the Relief or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

c) the use or setting off of any Buyer's Relief where, but for that set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the set off or use.

Loss: includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where that overstatement arises due to:

a) a change in law;

b) a change in the accounting bases on which the Company values its assets; or

c) a voluntary act or omission of the Buyer,

that, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax (at a time when the Company or Subsidiary is a member of the Buyer's Tax Group) for which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Tax for which the Seller have made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (*SI 1998/3175*) in any period ending on or before Completion).

Tax Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that

the Buyer, the Company is or may be subject to a Liability for Tax or other liability in respect of which the Seller is or may be liable under this Tax Covenant.

Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

VAT: value added tax or equivalent tax in any other jurisdiction.

WRA: the Welsh Revenue Authority.

1.2 References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Tax Statute to have been or treated or regarded as earned, accrued or received.

1.3 References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4 Any reference to something occurring in the ordinary course of business shall not include:

(a) anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group);

(b) anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm's-length terms;

(c) anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d) anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability for Tax or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e) anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater

than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

(f) anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g) any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.5 Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6 Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.7 References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

2. Covenant

2.1 Subject to the provisions of this Tax Covenant, the Seller covenants with the Buyer that they will be liable to pay to the Buyer an amount equal to any:

(a) Liability for Tax resulting from, or by reference to, any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not that liability was discharged on or before Completion;

(b) Liability for Tax, including liability for payments in respect of Tax, that arises solely due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer's Tax Group, whether arising before or after Completion;

(c) Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

(d) Liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of the ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e) Liability for Tax under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company , or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of any of the Seller;

(f) Liability for Tax being a liability for inheritance tax that:

(i) is a liability of the Company and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens);

(ii) gives rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company; or

(iii) gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company because of the death of any person within seven years of a transfer of value that occurred before Completion;

and in determining for the purposes of this paragraph 2.1(f) whether a charge on, or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA 1984 shall not apply;

(g) costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Buyer, the Company or any member of the Buyer's Tax Group in connection with any Liability for Tax or other liability in respect of which the Seller is liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

3. Payment date and interest

3.1 Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:

(a) in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment;

(b) in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1(g) seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment;

(c) in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of:

(i) the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii) the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d) in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority.

3.2 If the Liability for Tax is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (*SI 1998/3175*):

(a) the notice served by the Buyer on the Seller under paragraph 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Tax arises; and

(b) the due dates for payment of the Tax in paragraph 3.1(a) to paragraph 3.1(d) shall be the due dates for payment of each of the instalments.

3.3 Any dispute about the amount specified in any notice served on the Seller under paragraph 3.1(b) to paragraph 3.1(d) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the Seller and the Buyer sharing equally the costs of that determination).

3.4 If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 3.1, then, except where and to the extent that the Seller's liability under paragraph 2 includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis and before and after any judgment) at the rate of

2% per annum over the base rate from time to time of Barclays Bank plc or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to and including the day of actual payment of such sums, any interest to be compounded quarterly.

4. Exclusions

4.1 The covenant contained in paragraph 2 above shall not cover any Liability for Tax if and to the extent that:

(a) specific provision or reserve (other than a provision for deferred tax) for the liability is made or reflected in the Completion Accounts;

(b) the Liability for Tax was paid on or before the Completion Date and the Completion Accounts reflected that payment;

(c) it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part), provided that this paragraph 4.1(d) will not apply to any payment made under paragraph 1;

(d) it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP) after Completion;

(e) the Buyer is compensated for the Liability for Tax under any other provision of this agreement;

(f) a Relief other than a Buyer's Relief is available to the Company; or

(g) it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer's Tax Group outside the ordinary course of business after Completion and which the Buyer was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question.

4.2 For the purposes of paragraph 4.1(h) an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Seller.

4.3 The provisions of Paragraph 4.1, 5.2, 5.3 and 5.4, of this Schedule shall not apply to any Liability for Tax falling within paragraph 2.1(g) of this Schedule.

5. Limitations

5.1 The liability of the Seller under paragraph 2 will terminate on:

(a) the twenty-first anniversary of Completion, for any claim under paragraph 2 for a liability arising from a loss of Tax caused fraudulently or deliberately by the Company, any Subsidiary or any related person, including a liability arising from an arrangement caught by Part 7A of ITEPA 2003 or from the failure of the Company to comply with an obligation under sections 309, 310 or 313 of the Finance Act 2004 to disclose information about a tax avoidance scheme to which it was a party; or

(b) the seventh anniversary of Completion (in any other case),

except for any claim under paragraph 2 of which written notice is given to the Seller before that relevant date containing, if reasonably practicable, a description of that claim and the estimated total amount of the claim.

5.2 The amount of the aggregate liability of the Seller under this paragraph 5.2 of this Schedule will be increased by any amount received by the Seller by payment or set off under paragraph 6 (Overprovisions), paragraph 7 (Savings) or paragraph 8 (Recovery from third parties).

5.3 The amount of the Seller's aggregate liability under this paragraph 5.2 of this Schedule will be increased by the amount of any liability of the Seller arising (or that would have arisen but for paragraph 4) in respect of Tax which is primarily the liability of, or is attributable to, a person other than the Company.

6. Overprovisions

6.1 If, on or before the seventh anniversary of Completion, the Buyer believes that there is an Overprovision, the Buyer shall notify the Seller and if the auditors for the time being of the Company determine (at the request and expense of the Seller) that there is an Overprovision, then:

(a) the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;

(b) if there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of that excess; and

(c) if the excess referred to in paragraph 6.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Seller under this Tax Covenant.

6.2 After the Company's auditors have made a determination under paragraph 6.1, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 6.2 at the expense of the party required to make that payment) and an

adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

7. Savings

7.1 If, on or before the seventh anniversary of Completion, the Buyer believes that a Saving has arisen, it shall inform the Seller and if the Company's accountants for the time being determine (at the request and expense of the Seller) that a Saving has arisen, the Buyer shall as soon as reasonably practicable repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

(a) the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company; and

(b) the amount paid by the Seller under paragraph 2 for the Liability for Tax which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.

8. Recovery from third parties

8.1 Where the Seller have paid an amount under paragraph 2 for any Liability for Tax and the Buyer, the Company is, or becomes, entitled to recover from some other person that is not the Buyer, the Company or any other company in the Buyer's Tax Group, any amount for any Liability for Tax, the Buyer shall or shall procure that the Company shall:

(a) notify the Seller of their entitlement as soon as reasonably practicable; and

(b) if required by the Seller and, subject to the Buyer and the Company being secured and indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 8.1 ,other than an action against:

(i) a Tax Authority; or

(ii) a person who gave Tax advice to the Company on or before Completion),

that, in the Buyer's reasonable opinion, is likely to harm its, the Company's or the relevant Subsidiary's commercial or employment relationship (potential or actual) with that or any other person.

8.2 If the Buyer, the Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Seller for the lesser of:

(a) any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in

recovering that amount (except where and to the extent that amount has already been made good by the Seller under paragraph 8.1(b)); and

(b) the amount paid by the Seller under paragraph 2 in respect of the Liability for Tax in question.

9. Corporation tax returns

9.1 Subject to this paragraph 9, the Buyer will have exclusive conduct of all Tax affairs of the Company after Completion.

9.2 The Buyer will procure that the Company keeps the Seller fully informed of its Tax affairs for any accounting period ended on or before Completion for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Tax Authority without giving the Seller a reasonable opportunity to comment and taking account any reasonable representations made by the Seller.

9.3 The Buyer will procure that the Company does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it for its accounting periods ended on or before Completion without giving the Seller a reasonable opportunity to comment and taking account of any reasonable representations made by the Seller's representative.

9.4 The Buyer shall procure that the returns and computations referred to in this clause 9.4 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with any amendments as the Buyer reasonably considers to be necessary and shall give the Seller or their agent all reasonable assistance (at the Seller's cost and expense) to finalise those returns and computations with the relevant Tax Authority, save where the return or computation is not full, true and accurate in all material respects.

9.5 The Seller or their duly authorised agent shall at the Seller's cost and expense prepare all documents and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion provided that the Seller shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority.

9.6 The Buyer shall procure that the Company , at the Seller's cost and expense, provide such access to their books, accounts and records as is necessary and reasonable to enable the Seller or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion and conduct matters relating to them in accordance with this paragraph 9.

9.7 The Seller shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion are prepared and submitted to the relevant Tax Authority as soon as possible.

9.8 For the avoidance of doubt:

(a) where any matter gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

(b) the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Tax.

10. Conduct of Tax Claims

10.1 Subject to paragraph 10.2, if the Buyer, the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller's representative as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Seller's liability under this Tax Covenant.

10.2 If the Seller becomes aware of a Tax Claim, the Seller's representative shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3 Subject to paragraph 10.4, if the Seller indemnify and secure the Buyer and the Company and the to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional Liability for Tax) the Buyer shall take and shall procure that the Company shall take any action that the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC or WRA review or compromise any Tax Claim.

10.4 The Buyer and the Company shall not be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of that assessment, does not receive written instructions to do so from the Seller's representative within twenty Business Days.

10.5 Without prejudice to the liability of the Seller under this Schedule, the Buyer shall not be obliged to take, or procure the taking of, any action under paragraph 10.3 in respect of any Tax Claim:

(a) If the Seller does not request the Buyer to take any action under paragraph 10.3 or the Seller fail to indemnify and secure the Buyer, the Company to the Buyer's reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Seller's representative) considering the nature of the Tax Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review

or compromising that Tax Claim, and that period will not in any event exceed twenty Business Days;

(b) where the Seller (or the Company before Completion) have engaged in fraudulent conduct or deliberate default relating to the Liability for Tax that is the subject matter of the Dispute; or

(c) if the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Seller have obtained the opinion of Tax counsel of at least five years' standing that the appeal has a reasonable prospect of success.

10.6 If paragraph 10.3 does not apply by virtue of any provision in paragraph 10.5, the Buyer, or the Company shall have the absolute conduct of the Dispute (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on any terms that the Buyer, the Company in its absolute discretion considers fit.

10.7 Subject to paragraph 10.9, by agreement in writing between the Buyer and the Seller and on any terms as they may agree from time to time, the conduct of a Dispute may be delegated to the Seller provided that, unless the Buyer and the Seller specifically agree otherwise in writing, the Seller shall:

(a) promptly inform the Buyer of all matters relating to a Dispute and shall provide the Buyer with copies of all correspondence and notes, or other written records of telephone conversations or meetings relating to a Dispute;

(b) obtain the Buyer's written approval (not to be unreasonably withheld or delayed) before appointing solicitors or other professional advisers;

(c) submit to the Buyer for prior written approval (not to be unreasonably withheld or delayed) all material written communications relating to the Dispute to be transmitted to the relevant Tax Authority and shall make any amendments the Buyer reasonably requests; and

(d) not settle or compromise the Dispute or agree any matter relating to it without the Buyer's prior written approval (not to be unreasonably withheld or delayed).

10.8 The Buyer shall provide and shall procure that the Company provides to the Seller and the Seller's professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records in their power, possession or control to investigate the matter and enable the Seller to take any action referred to in this paragraph 10.

10.9 Neither the Buyer, nor the Company shall be liable to any of the Seller for non-compliance with any of the provisions of this paragraph 10 if the Buyer, the Company has acted in good faith in accordance with the instructions of any one or more of the Seller.

11. Grossing up

11.1 All amounts due under this Tax Covenant from the Seller to the Buyer shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

11.2 If any sum payable by the Seller to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

11.3 If the Buyer would, but for the availability of a Buyer's Relief, incur a Tax liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph 11.2 to have incurred and paid that liability.

11.4 If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Seller shall not be liable under paragraph 11.1 or paragraph 11.2, except where and to the extent that the Seller would have been so liable had that assignment not occurred.

12. General

12.1 All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Purchase Price for the Sale Shares.

12.2 The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both but shall not be able to recover for the same loss more than once.

Schedule 7 Net Asset Value Calculation

Part 1 Net Asset Statement

1 Net Asset Statement

The Net Asset Statement shall be prepared on the following basis and in the order of priority shown below:

1.1 applying the specific accounting principles, bases, conventions, rules and estimation techniques set out in paragraph 2 of this Schedule 7 (**"Specific Policies"**);

1.2 to the extent not provided for by the Specific Policies, in accordance with Financial Reporting Standard 102, together with all other generally accepted accounting principles, policies and practices applied in the UK and the applicable accounting requirements of the Companies Act 2006, in each case as in force at the date of preparation of the Net Asset Statement; and

1.3 to the extent not provided for by the Specific Policies or the matters referred to in paragraph 1.2 above, applying the same accounting standards, principles, policies and practices (with consistent classifications, judgements, valuation and estimation techniques) that were used in the preparation of the Accounts, to the extent that these were applied correctly and comply with Financial Reporting Standard 102 as at the date of the preparation of the Net Asset Statement.

2 Specific Policies

The following policies will be applied in the preparation of the Net Asset Statement:

2.1 All liabilities of the Company shall be treated as current liabilities;

2.2 No value shall be attributed to stock;

2.3 Full provision shall be made for any debts which have been outstanding for 60 days or more at Completion and which remain to be paid when the Completion Accounts are agreed, deemed agreed or determined (as the case may be)and proper provision or reserve shall be made for all other bad and doubtful debts included in the Completion Accounts;

2.4 Corporation tax (to the extent not paid) for the year ended and corporation tax for the period commencing up to and including the Completion Date shall be included as a liability in the Net Asset Statement;

2.5 The Net Asset Statement shall not take account of:

2.5.1 any event or transaction that occurs or arises after the Completion Date as a result of a voluntary act or omission of the Buyer or the Company, except where such act or omission was carried out or effected in the ordinary course of the Company's business pursuant to a binding obligation of the Company in force immediately before Completion; or

2.5.2 any matter arising from the change in control of the Company effected by the Transaction.

2.6 Full provision shall be given to the Regulatory Cash.

Part 2 Expert Determination

1 If a Determination Notice or a Resolution Notice is served by either party, the parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert as soon as reasonably possible. Neither party shall

unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other party.

2 If the parties fail to agree on an Expert and their terms of appointment within 10 Business Days of either party serving details of a proposed Expert on the other, either party shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree their terms of appointment on behalf of the parties.

3 The parties shall co-operate with the Expert and shall provide (and in the case of the Buyer shall procure that the Company provides) such assistance and access to such documents, books and records as the Expert may reasonably require for the purpose of making their determination.

4 The parties shall be entitled to make submissions to the Expert including oral submissions, and each party shall, with reasonable promptness, supply the other party with all such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Expert in accordance with this Schedule.

5 To the extent not provided for in this Schedule, the Expert may in their reasonable discretion determine such other procedures to assist with the conduct of their determination as they consider just or appropriate.

6 Unless otherwise agreed by the parties, the Expert shall be required to make their determination in writing (including the reasons for the determination) and to provide a copy to each party as soon as reasonably practicable and in any event within 20 Business Days of their appointment.

7 The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud the Expert's determination of any matters referred in accordance with this Agreement shall be final and binding on the parties.

8 If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver their determination within the period required by this Schedule:

8.1 the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

8.2 if the parties fail to agree and appoint a replacement Expert within 10 Business Days of a replacement being proposed in writing by one party, then either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

8.3 this Schedule shall apply in relation to each and any replacement Expert as if they were the first Expert appointed.

9 Each party shall act reasonably and co-operate to give effect to the provisions of this Schedule and shall not do anything to hinder or prevent the Expert from reaching their determination.

10 Each party shall bear and pay its own costs incurred in connection with the Expert's determination pursuant to this Schedule. The Expert's fees and any costs or expenses incurred in making their determination (including the fees and costs of any advisers appointed by the Expert) shall be borne equally between the Buyer and the Seller, or in such other proportions as the Expert may direct.

Schedule 8 Pro-Forma Net Asset Statement

	£	£
FIXED ASSETS		
Tangible Assets		
CURRENT ASSETS		
Debtors		
Cash at Bank		
Subtotal		
CREDITORS		
Amounts falling due within one year		
NET CURRENT ASSETS		
TOTAL ASSETS LESS CURRENT LIABILITIES		
CREDITORS		
Amounts falling due after more than one year		
PROVISIONS FOR LIABILITIES		
NET ASSET VALUE		

Signed by Kevin William Pratt	DocuSigned by: kevin Pratt BA28DD666A10447...
Signed by Elizabeth Mary Pratt	DocuSigned by: Elizabeth Pratt CF23633A0868487...
Signed by Matthew Parden	DocuSigned by: Matthew Parden 7960B583A3DB46F...
for and on behalf of Marygold & Co. (UK) Limited	Director

DocuSigned by:

D05F1B3650694E0...

31 January 2024 | 7:32:43 AM PST